Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

among

ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Guarantors,

THE LENDERS NAMED HEREIN

AND

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

WELLS FARGO BANK, N.A.

and

US BANK NATIONAL ASSOCIATION,

as Co-Documentation Agents

and

BANK OF AMERICA, N.A.,

as Administrative Agent

Dated as of July 16, 2004

Arranged by:

BANC OF AMERICA SECURITIES LLC

and

WACHOVIA CAPITAL MARKETS, LLC,

as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

SECTION 1 DEFINITIONS
1.1	Definitions.
1.2	Computation of Time Periods.
1.3	Accounting Terms; Certain Calculations
1.4	Letter of Credit Amounts.
SECTION 2 CREDIT FACILITIES
2.1	Revolving Loans.
2.2	Borrowing Procedures.
2.3	Interest.
2.4	Repayment.
2.5	Revolving Notes.
2.6	Additional Provisions relating to Letters of Credit.
2.7	Additional Provisions relating to Swingline Loans.
2.8	Extension of Termination Date.
SECTION 3 OTHER PROVISIONS RELATING TO CREDIT FACILITIES
3.1	Default Rate.
3.2	Extension and Conversion.
3.3	Prepayments.
3.4	Termination and Reduction of Commitments
3.5	Fees.
3.6	Capital Adequacy.
3.7	Inability To Determine Interest Rate.
3.8	Illegality.
3.9	Requirements of Law.
3.10	Taxes.
3.11	Funding Losses.
3.12	Certain Limitations.
3.13	Pro Rata Treatment; Administrative Agent’s Clawback.
3.14	Sharing of Payments.
3.15	Payments, Computations, Etc.
3.16	Evidence of Debt.
SECTION 4 GUARANTY
4.1	The Guarantee.
4.2	Obligations Unconditional.
4.3	Reinstatement.
4.4	Certain Additional Waivers.
4.5	Remedies.
4.6	Rights of Contribution.
4.7	Continuing Guarantee.
SECTION 5 CONDITIONS
5.1	Conditions to Closing.
5.2	Conditions to All Extensions of Credit.
SECTION 6 REPRESENTATIONS AND WARRANTIES
6.1	Financial Condition.
6.2	No Changes.

i

6.3	Organization; Existence; Compliance with Law.
6.4	Power; Authorization; Enforceable Obligations.
6.5	No Legal Bar.
6.6	No Material Litigation.
6.7	No Default.
6.8	Ownership of Property; Liens.
6.9	Intellectual Property.
6.10	No Burdensome Restrictions.
6.11	Taxes.
6.12	ERISA
6.13	Governmental Regulations, Etc.
6.14	Subsidiaries.
6.15	Purpose of Extensions of Credit.
6.16	Environmental Matters.
6.17	Obligations under Leases.
6.18	Shareholder Pledge Agreement.
6.19	Disclosure.
6.20	Bank Accounts.
6.21	Solvency.
6.22	Collateral Matters.
SECTION 7 AFFIRMATIVE COVENANTS
7.1	Financial Statements.
7.2	Certificates; Other Information.
7.3	Notices.
7.4	Payment of Obligations.
7.5	Conduct of Business and Maintenance of Existence.
7.6	Maintenance of Property; Insurance.
7.7	Inspection of Property; Books and Records; Discussions.
7.8	Environmental Laws.
7.9	Financial Covenants.
7.10	[Reserved].
7.11	Additional Guaranties and Stock Pledges.
7.12	Ownership of Subsidiaries.
7.13	Use of Proceeds.
7.14	Acknowledgment of Grant of Security Interest in Deposit Accounts.
7.15	Qualifying IPO.
SECTION 8 NEGATIVE COVENANTS
8.1	Indebtedness.
8.2	Liens.
8.3	Consolidation, Merger, Divestiture, etc.
8.4	Acquisitions.
8.5	Investments.
8.6	Change in Fiscal Year; Change in Legal Name, State of Formation or Structure.
8.7	Restricted Payments.
8.8	Sale Leasebacks.
8.9	No Further Negative Pledges.

8.10	No Foreign Subsidiaries.
8.11	Public Offering.
SECTION 9 EVENTS OF DEFAULT
9.1	Events of Default.
9.2	Acceleration; Remedies.
SECTION 10 ADMINISTRATIVE AGENT
10.1	Appointment and Authorization of Administrative Agent.
10.2	Delegation of Duties.
10.3	Liability of Administrative Agent.
10.4	Reliance by Administrative Agent.
10.5	Notice of Default.
10.6	Credit Decision; Disclosure of Information by Administrative Agent.
10.7	Indemnification of Administrative Agent.
10.8	Administrative Agent in its Individual Capacity.
10.9	Successor Administrative Agent.
10.10	Other Agents; Lead Managers.
10.11	Administrative Agent May File Proofs of Claim.
10.12	Collateral and Guaranty Matters.
10.13	Subordination Documents.
SECTION 11 MISCELLANEOUS
11.1	Notices and Other Communications; Facsimile Copies.
11.2	Right of Set-Off.
11.3	Successors and Assigns.
11.4	No Waiver; Remedies Cumulative.
11.5	Expenses; Indemnity; Damage Waiver.
11.6	Amendments, Waivers and Consents.
11.7	Counterparts.
11.8	Headings.
11.9	Survival of Indemnity and Representations and Warranties.
11.10	Governing Law; Submission to Jurisdiction; Venue.
11.11	Severability.
11.12	Entirety.
11.13	Binding Effect; Termination.
11.14	Confidentiality.
11.15	USA PATRIOT Act Notice.
11.16	Notice by Borrower regarding Nonpublic Information.
11.17	Consent to Security Interest in Deposit Accounts.
11.18	Conflict.

SCHEDULES

Schedule 2.1	Lenders and Commitments
Schedule 2.2	Form of Notice of Borrowing
Schedule 2.5	Form of Revolving Note
Schedule 2.6	Existing Letters of Credit
Schedule 3.2	Form of Notice of Extension/Conversion
Schedule 5.1(h)-1	Form of Amendment to Senior Subordination Agreement
Schedule 5.1(h)-2	Form of Amendment to Junior/Senior Subordination Agreement
Schedule 6.9	Intellectual Property
Schedule 6.14	Subsidiaries
Schedule 6.20	Bank Accounts
Schedule 6.22(a)	Locations Owned and Leased Real Property
Schedule 6.22(b)	Locations of Tangible Personal Property
Schedule 6.22(c)	Chief Executive Office, Etc.
Schedule 6.22(d)	Changes in Legal Name, State of Formation or Structure
Schedule 7.2	Form of Officer’s Compliance Certificate
Schedule 7.11(a)	Form of Joinder Agreement
Schedule 7.11(b)	Form of Shareholder Pledge Agreement
Schedule 8.1	Indebtedness
Schedule 11.1	Certain Notice Addresses
Schedule 11.3	Form of Assignment and Assumption

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (the “Credit Agreement”) dated as of July 16, 2004 is by and among ADVANCE AMERICA, CASH ADVANCE CENTERS, INC., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, revolving credit facilities (the “Existing Credit Facilities”) have been established in favor of the Borrower pursuant to that Amended and Restated Credit Agreement (as amended, modified, supplemented and extended, the “Existing Credit Agreement”) dated as of September 30, 2002 among the Borrower, the guarantors identified therein, the lenders identified therein and Bank of America, N.A., as administrative agent;

WHEREAS, the Borrower has requested certain modifications to the Existing Credit Facilities;

WHEREAS, the lenders have agreed to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein; and

WHEREAS, this Credit Agreement is given in amendment to, restatement of and substitution for the Existing Credit Agreement.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1
DEFINITIONS

1.1                                 Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Acquisition” means any transaction in which any member of the Consolidated Group directly or indirectly (i) acquires all or substantially all of (A) the Property of another Person or (B) any division, business unit or product line of another Person, in each case whether through a purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority of the Voting Stock of a corporation, partnership, joint venture or limited liability company, other than the acquisition of Voting Stock of a Wholly Owned Subsidiary solely in connection with the organization and capitalization of that Subsidiary by a member of the Consolidated Group.

“Adjusted Transaction Receivables” means the sum of (a) all Transaction Receivables minus (b) Excluded Transaction Receivables, other than any such Transaction Receivables which have been charged-off by the applicable member of the Consolidated Group.

“Administrative Agent” shall have the meaning assigned to such term in the heading hereof, together with any successors or assigns.

“Administrative Agent’s Fee Letter” means that certain letter agreement dated as of March 25, 2004 among the Administrative Agent, the Arranger and the Borrower, as amended, modified, supplemented or replaced from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.  For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Revolving Committed Amount” shall have the meaning given to such term in Section 2.1(a).

“Applicable Percentage” means, for any day, the rate per annum set forth below opposite the applicable Consolidated Senior Leverage Ratio then in effect, it being understood that the Applicable Percentage for (i) Base Rate Loans shall be the percentage set forth under the column “Base Rate Loans”, (ii) Eurodollar Loans shall be the percentage set forth under the column “Eurodollar Loans”, (iii) the Letter of Credit Fee shall be the percentage set forth under the column “Eurodollar Loans”, and (iv) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”.

Pricing Level	Consolidated Senior Leverage Ratio	Eurodollar Loans	Base Rate Loans	Commitment Fee

I	Less than or equal to 0.5:1.0	2.50%	0.75%	0.50%
II	Less than or equal to 1.0:1.0 but greater than 0.5:1.0	2.75%	1.00%	0.50%
III	Less than or equal to 1.5:1.0 but greater than 1.0:1.0	3.00%	1.25%	0.50%
IV	Greater than 1.5:1.0	3.25%	1.50%	0.50%

The Applicable Percentage shall be determined and adjusted quarterly on the date (each a “Rate Determination Date”) five (5) Business Days after the date by which the annual and quarterly compliance certificates and related financial statements are required to be furnished to the Administrative Agent in accordance with the provisions of Section 7.1(a), Section 7.1(b) and Section 7.2(b) (the “Required Financial Information”), as appropriate; provided that:

(a)                                  the initial Applicable Percentages shall be based on Pricing Level III and shall remain in effect at such Pricing Level until the first Rate Determination Date to occur after the Closing Date, and

(b)                                 notwithstanding the foregoing, in the event any Required Financial Information is not delivered to the Administrative Agent by the date required by Section 7.1(a), Section 7.1(b)

or Section 7.2(b), as appropriate, the Applicable Percentages shall be based on Pricing Level III until the date five (5) Business Days after the appropriate Required Financial Information is delivered to the Administrative Agent, whereupon the Applicable Percentages shall thereafter be adjusted (until the next Rate Determination Date) based on the information contained in such Required Financial Information.

Subject to the qualifications set forth above, each Applicable Percentage shall be effective from a Rate Determination Date until the next Rate Determination Date.  The Administrative Agent shall determine the appropriate Applicable Percentages in the pricing matrix promptly upon receipt of the quarterly or annual compliance certificate and related financial information and shall promptly notify the Borrower and the Lenders of any change thereof.  Such determinations by the Administrative Agent shall be conclusive absent manifest error.  Adjustments in the Applicable Percentages shall be effective as to existing Extensions of Credit as well as new Extensions of Credit made thereafter.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender, provided that such Fund regularly participates in revolving credit facilities similar to those provided under the Credit Agreement.

“Arranger” means each of Banc of America Securities LLC and Wachovia Capital Markets, LLC in its capacity as joint lead arranger and joint book manager.

“Assignment and Assumption” means a written assignment and assumption agreement in substantially the form of Schedule 11.3.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.6(a)(iii).

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) any Governmental Authority having jurisdiction over such Person shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” means Advance America, Cash Advance Centers, Inc., a Delaware corporation, as referenced in the opening paragraph, and its permitted successors and assigns.

“Borrower Pledge Agreement” means the Amended and Restated Borrower Pledge Agreement dated as of the Closing Date given by the Borrower to the Administrative Agent to secure the obligations of the Credit Parties under the Credit Documents, as amended and modified from time to time.

“Branch Operating Income” means for each branch operating location for members of the Consolidated Group, on a branch-by-branch basis, for any period, the sum of (a) net income (but excluding for purposes hereof, extraordinary gains and losses and gains or losses from the sale or disposition of assets and, in each case, related tax effects thereon and any bad debt expense accrued in excess of the actual bad debt write-off net of recoveries) plus (b) in the case of the remaining components, to the extent deducted in determining net income, the sum of (i) interest expense, (ii) all provisions for federal, state and local income taxes, (iii) amortization, (iv) corporate, general and administrative expenses, and (v) fees charged by the Borrower or the Borrower’s Subsidiaries to each branch, in each case determined in accordance with GAAP.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina, Spartanburg, South Carolina or New York, New York are authorized or required by law to close, except that, when used in connection with a Eurodollar Loan, such day shall also be a day on which dealings between banks are carried on in Dollar deposits in the London interbank eurodollar market.

“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligation” means the capital lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity or ownership interest or participation.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, or (ii) any domestic commercial bank of recognized standing (y) having capital and surplus in excess of $500,000,000 and (z) whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by a Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) obligations of any State of the United States of America or any political subdivision thereof, the interest with respect to which is exempt from federal income taxation under Section 103 of the Internal Revenue Code, having a long term rating of at least AA- or Aa-3 by S&P or Moody’s, respectively, and maturing within three years from the date of acquisition thereof, (f) Investments in municipal auction preferred stock (i) rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s and (ii) with dividends that reset at least once every 365 days, (g) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $100,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (f), and (h) other Investments deemed to be cash equivalents in accordance with GAAP.

“Change of Control” means the occurrence of either of the following events:

(a)                                  prior to the occurrence of a Qualifying IPO:

(i)                                     a “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act (other than the Permitted Shareholders) becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the Voting Stock of the Borrower on a fully diluted basis; or

(ii)                                  individuals who on the date of this Credit Agreement constitute the Board of Directors of the Borrower (the “Board”) (together with any new directors whose election by the Board or whose nomination for election by the Borrower’s stockholders was approved by a vote of at least two-thirds of the members of the Board then in office who either were members of the Board on the date of this Credit Agreement or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board then in office; or

(b)                                 subsequent to the occurrence of a Qualifying IPO:

(i)                                     any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act (other than the Permitted Shareholders and any employee benefit plan of the Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 35% of the Voting Stock of the Borrower on a fully diluted basis; or

(ii)                                  during any period of 24 consecutive months, a majority of the members of the board of directors (or other equivalent governing body) of the Borrower cease to be composed of individuals (A) who were members of that board  (or other equivalent governing body) on the first day of such period, (B) whose election or nomination to that board  (or other equivalent governing body) was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board (or other equivalent governing body) or (C) whose election or nomination to that board (or other equivalent governing body) was approved by individuals referred to in clauses (A) or (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (A) and clause (B), any individual whose initial nomination for, or assumption of office as, a member of that board (or other equivalent governing body) occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors (or other equivalent governing body)).

“Closing Date” means the date hereof.

“Collateral” means, as of any date of determination, a collective reference to the collateral that is identified in, and covered by, the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreements and such other documents executed and delivered in connection with the attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including without limitation, UCC financing statements and patent, trademark and copyright filings.

“Commitments” means the Revolving Commitments, the LOC Commitment and the Swingline Commitment.

“Commitment Fee” shall have the meaning given such term in Section 3.5(a).

“Commitment Period” means the period from and including the Closing Date to but not including the earlier of (i) the Termination Date or (ii) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.

“Consolidated Adjusted EBITDA” means, for the members of Consolidated Group for any period, the sum of (i) Consolidated EBITDA for such period minus (ii) Consolidated Capital Expenditures for such period minus (iii) federal, state and local income taxes paid during such period minus (iv) Permitted Tax Dividends paid during such period, in each case on a consolidated basis determined in accordance with GAAP.

“Consolidated Capital Expenditures” means, for any period, without duplication and on a consolidated basis determined in accordance with GAAP, all expenditures (whether paid in cash or other consideration) of the members of the Consolidated Group during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated financial statements for such period; provided, that Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures of proceeds of Divestitures in accordance with Section 3.3(b)(ii), (b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire assets or properties useful in the business of the members of the Consolidated Group within six (6) months of receipt of such proceeds and (c) Capital Lease Obligations relating to the Borrower’s headquarters in Spartanburg, South Carolina.

“Consolidated EBITDA” means, for the members of the Consolidated Group for any period, the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) all provisions for federal, state and local income taxes (including, without limitation, Permitted Tax Dividends) for such period, (iii) depreciation and amortization for such period, (iv) the amount of any cash reimbursement received from the Sellers under the indemnification provisions of the NCA/UCA Acquisition Agreement for such period and (v) expenses, charges and write-offs in an aggregate amount of up to $8 million incurred by the Borrower in connection with a Qualifying IPO and any secondary public offering of the Capital Stock of the Borrower, in each case on a consolidated basis determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of the end of each fiscal quarter of the Borrower, the ratio of Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters ending as of such day to Consolidated Fixed Charges for the period of four consecutive fiscal quarters ending as of such day.

“Consolidated Fixed Charges” means, for the members of the Consolidated Group for any period, the sum of (a) Consolidated Interest Expense for such period plus (b) scheduled current maturities of Consolidated Funded Debt (including, for purposes hereof, mandatory commitment reductions, sinking fund payments, payments in respect of the principal component under Capital Leases and the like relating thereto, but excluding scheduled current maturities of the Subordinated Debt) for such period plus (c) Restricted Payments (other than (i) Permitted Tax Dividends, (ii) the Permitted Equity Payment, (iii) the Prior Equity Payment, (iv) Permitted Subordinated Debt Redemption, (v) redemption of the Subordinated Debt with the proceeds of a Qualifying IPO and (vi) payment of the principal of the Subordinated Debt upon the scheduled final maturity thereof) for such period, in each case determined in accordance with GAAP.

“Consolidated Funded Debt” means, for the members of the Consolidated Group as of any day, Funded Debt on a consolidated basis determined in accordance with GAAP.

“Consolidated Group” means the Borrower and its Subsidiaries.

“Consolidated Interest Expense” means, for the members of the Consolidated Group for any period, gross interest expense (including amortization of debt discount and premium, the interest component under capital leases and the implied interest component under securitization transactions), without deduction or off-set for interest income, on a consolidated basis determined in accordance with GAAP.

“Consolidated Net Income” means, for the members of the Consolidated Group for any period, net income on a consolidated basis determined in accordance with GAAP, but excluding for purposes of determining the Consolidated Senior Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio, any extraordinary gains or losses and related tax effects thereon.

“Consolidated Net Worth” means, for the members of the Consolidated Group as of any day, shareholders’ equity or net worth on a consolidated basis determined in accordance with GAAP.

“Consolidated Senior Funded Debt” means Consolidated Funded Debt that is not Subordinated Debt.

“Consolidated Senior Leverage Ratio” means, as of the last day of each fiscal quarter of the Borrower, the ratio of Consolidated Senior Funded Debt on such day to Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

“Credit Documents” means a collective reference to this Credit Agreement, the Revolving Notes, the LOC Documents, the Collateral Documents, each Joinder Agreement, the Administrative Agent’s Fee Letter, and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Party” means any of the Borrower and the Guarantors.

“Debt Transaction” means, with respect to any member of the Consolidated Group, any sale, issuance, placement, guaranty, assumption or collateralization of Funded Debt, whether or not evidenced by a promissory note or other written evidence of indebtedness, except for Funded Debt permitted under Section 8.1.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time, (i) has failed to make a Loan or purchase a risk participation in LOC Obligations or Swingline Loans required pursuant to the terms of this Credit Agreement, (ii) has failed to pay to the Administrative Agent or any Lender an amount owed by such Lender pursuant to the terms of the Credit Agreement or any other of the Credit Documents, or (iii) has been deemed insolvent or has become subject to a bankruptcy or insolvency proceeding or to a receiver, trustee or similar proceeding.

“Divestiture” means any transaction by which any member of the Consolidated Group (a) sells, leases, transfers or otherwise disposes of (i) any Property with which an ongoing business is conducted; (ii) all or substantially all or any substantial portion of its Property; or (C) the Capital Stock of a Subsidiary, or (b) for purposes of Section 3.3(b)(ii) only, receives any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property, in each case other than (x) the sale of inventory in the ordinary course of business, (y) the sale, lease, transfer or other disposition of plant, property and equipment which is no longer used or useful in the business of such member of the Consolidated Group or (z) sales, leases, transfers or other dispositions of Property or Capital Stock of a Subsidiary by one member of the Consolidated Group to a Domestic Credit Party.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any State of the United States of America or the District of Columbia.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Issuing Lender and the Swingline Lender, and (ii) unless an Event of Default has occurred and is continuing, the

Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all lawful and applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened release of any Materials of Environmental Concern into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Payments” means Restricted Payments of the type described in clauses (i), (ii) and (iii) of the definition of Restricted Payment.

“Equity Transaction” means, with respect to any member of the Consolidated Group, any issuance, sale, transfer or other disposition of its Capital Stock, other than  (a) an issuance to a Credit Party by a Subsidiary of such Credit Party, (b) an issuance made to qualify directors where required by applicable law, (c) an issuance in connection with a conversion of debt securities to equity, (d) an issuance in connection with the exercise by any former, present or future employee, officer or director under a Stock Option Plan, provided such Stock Option Plan does not exceed ten percent (10%) of the total equity in the Borrower, on a fully-diluted, as if converted, basis, and (e) an issuance of the Capital Stock of the Borrower in connection with an Acquisition permitted under Section 8.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with any member of the Consolidated Group within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes any member of the Consolidated Group and which is treated as a single employer under Sections 414(b) or (c) of the Internal Revenue Code.

“ERISA Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal by any member of the Consolidated Group or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of any member of the Consolidated Group or any ERISA Affiliate from a Multiemployer Plan; (vii) the conditions for imposition of a lien under Section 302(f) of ERISA exist with respect to any Plan; or (vii) the adoption of an amendment to any Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Eurodollar Base Rate” means, for any Interest Period with respect to any Eurodollar Loan:

(a)                                  the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers’ Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(b)                                 if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers’ Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

(c)                                  if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Loan for such Interest Period by (b) one minus the Eurodollar Reserve Percentage for such Eurodollar Loan for such Interest Period.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” means such term as defined in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all regulations issued pursuant thereto.

“Excluded Transaction Receivables” means Transaction Receivables (i) as to which the related checks are returned for insufficient funds, improper endorsement, fraud, closed accounts or stop pays and (ii) which are more than sixty (60) days past due and for which a repayment schedule has not been established and maintained by the applicable customer and the applicable member of the Consolidated Group.

“Existing Letters of Credit” means those Letters of Credit outstanding on the Closing Date and identified on Schedule 2.6.

“Extension of Credit” means, as to any Lender, the making of (including the extension or conversion of), or participation in, a Loan by such Lender or the issuance or extension of, or participation in, a Letter of Credit by such Lender.

“Family Members” means, with respect to any individual, any grandparent, parent, lineal descendant (including adoptive relationships), sibling or spouse of such individual, any grandparent, parent, lineal descendant (including adoptive relationships), sibling or spouse of any of the foregoing and any entity all of the economic interests in which is beneficially owned by any of the foregoing, and any trust created for the benefit of any of the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fees” means all fees payable pursuant to Section 3.5.

“Foreign Lender” has the meaning set forth in Section 3.10(d).

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any Person, without duplication, (i) all Indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all purchase money Indebtedness (including for purposes hereof, indebtedness and obligations described in clauses (iii) and (iv) of the definition of “Indebtedness”) of such Person, including without limitation the principal portion of all obligations of such Person under Capital Leases, (iv) all Support Obligations of such Person with respect to

Funded Debt of another Person, (v) the then maximum available amount of all standby letters of credit issued for the account of such Person (other than Letters of Credit issued in support of obligations of such Person under Treasury Management Agreements up to a maximum available amount of $2,500,000), (vi) the maximum available amount of all acceptances created for the account of such Person, (vii) all Funded Debt of another Person secured by a Lien on any Property of such Person, whether or not such Funded Debt has been assumed, provided that for purposes of this clause (vii) the amount of such Funded Debt shall be limited to the greater of (A) the amount of such Funded Debt as to which there is recourse to such Person and (B) the fair market value of the Property which is subject to the Lien, (viii) the outstanding principal amount attributed to such Person or such Person’s Property under any securitization transaction, and (ix) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.  The Funded Debt of any Person shall include the Funded Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Funded Debt.  The Funded Debt of any Person shall not include (i) all obligations of such Person in respect of Swap Contracts and (ii) all obligations of such Person under Treasury Management Agreements.

“GAAP” means generally accepted accounting principles in the United States of America applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantors” means the Persons identified as “Guarantor” on the signature pages hereto and each other Person which hereafter becomes a Guarantor by execution of a Joinder Agreement (or guaranty agreement acceptable to the Administrative Agent), together with their successors and permitted assigns.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Indebtedness shall be limited to the greater of (A) the amount of such Indebtedness as to which there is recourse to such Person and (B) the fair market value of the Property which is subject to the Lien, (vii) all Support Obligations of such Person, (viii) the principal portion of all obligations of such Person under Capital Leases, (ix) all obligations of such Person in respect of Swap Contracts, (x) all obligations of such Person under Treasury Management Agreements, (xi) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (xii) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due, by a fixed date occurring prior to the Termination Date, (xiii) the outstanding principal amount attributed to such Person or such Person’s Property under any securitization transaction and (xiv) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 11.5(b).

“Indemnitees” has the meaning set forth in Section 11.5(b).

“Interest Payment Date” means (a) as to any Base Rate Loan (other than any Swingline Loan), the last day of each March, June, September and December and the Termination Date, (b) as to any Swingline Loan, (i) the last day of each March, June, September and December and the Termination Date or (ii) in the event that an “auto-borrow” or “zero balance” or other similar arrangement shall then be in place between the Borrower and the Swingline Lender and such arrangement provides for different interest payment dates, then such payment dates provided by such arrangement, and (c) as to any Eurodollar Loan, the last day of each Interest Period for such Loan, the date of repayment of principal of such Loan and on the Termination Date, and in addition where the applicable Interest Period is more than three months, then also on the date three months from the beginning of the Interest Period, and each three months thereafter.  If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day.

“Interest Period” means a period of one, two, three or six months’ duration, as the Borrower may elect, commencing in each case on the date of the borrowing (including conversions, extensions and renewals); provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Termination Date and (C) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.  References to sections of the Internal Revenue Code shall be construed also to refer to any successor sections.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Investment”, in any Person, means any loan or advance to such Person, any purchase or other acquisition of any Capital Stock, warrants, rights, options, obligations or other securities of, or equity interest in, such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any Support Obligation incurred for the benefit of such Person.

“Issuing Lender” means Bank of America and its successors in such capacity.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Schedule 7.11(a) hereto, executed and delivered by a Domestic Subsidiary of the Borrower in accordance with the provisions of Section 7.11(a).

“Junior Subordination Agreement” means that Subordination of Indebtedness Owed to Certain Shareholders dated as of the Closing Date among certain holders of the Subordinated Debt and the Administrative Agent.

“Junior/Senior Subordination Agreement” means the Junior Subordination Agreement dated as of October 15, 1999 among the Borrower, the Administrative Agent, the holders of the Senior Subordinated Debt identified therein and the holders of the Junior Subordinated Debt identified therein, as amended, modified and supplemented from time to time.

“Junior/Senior Subordination Agreement Amendment” has the meaning set forth in Section 5.01(h)(ii).

“Lenders” means the Persons identified as “Lenders” on the signature pages hereto, and their successors and assigns.

“Letter of Credit” means any Existing Letter of Credit and any standby letter of credit issued by the Issuing Lender pursuant to Section 2.1(b).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the Issuing Lender (if such application and agreement is inconsistent with this Credit Agreement, this Credit Agreement shall control).

“Letter of Credit Fee” shall have the meaning given such term in Section 3.5(b)(i).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof).

“Loans” means the Revolving Loans and the Swingline Loans, and the Eurodollar Loans, Base Rate Loans and Quoted Rate Swingline Loans comprising such Loans.

“LOC Commitment” means, with respect to the Issuing Lender, the commitment of the Issuing Lender to issue, and to honor payment obligations under, Letters of Credit hereunder and, with respect to each Lender, the commitment of each Lender to purchase risk participations in the Letters of Credit up to such Lender’s Revolving Commitment Percentage of the LOC Committed Amount.

“LOC Committed Amount” shall have the meaning assigned to such term in Section 2.1(b).

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.  For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Consolidated Group taken as a whole, (ii) the ability of the Credit Parties taken as a whole to perform any material obligation under the Credit Documents to which it is a party or (iii) the rights and remedies of the Lenders under the Credit Documents.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“McKenzie Escrow Notes” means (a) $2,200,000 aggregate principal amount of Senior Subordinated Notes dated January 17, 2002 and payable to Steven A. McKenzie and (b) $600,000 aggregate principal amount of Senior Subordinated Notes dated January 17, 2002 and payable to Brenda B. McKenzie, each as amended on September 30, 2002 and as may be further amended, modified and supplemented from time to time.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan (other than a Multiemployer Plan) which any member of the Consolidated Group or any ERISA Affiliate and at least one employer other than any member of the Consolidated Group or any ERISA Affiliate are contributing sponsors.

“NCA/UCA Acquisition Agreement” means the Contribution Agreement dated as of October 26, 1999 among the holders of the Capital Stock of the NCA/UCA Companies (the “Sellers”) and the Borrower, as amended, modified and supplemented from time to time.

“Net Proceeds” means gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received in connection with a Divestiture or Debt Transaction, net of (i) reasonable transaction costs, including in the case of a Debt Transaction, underwriting discounts and commissions, and in the case of a Divestiture occurring in connection with a claim under an insurance policy, costs incurred in connection with adjustment and settlement of the claim, (ii) estimated taxes payable in connection therewith, and (iii) in the case of a Divestiture or Debt Transaction, any amounts payable in respect of Funded Debt, including without limitation principal, interest, premiums and penalties, which is secured by, or otherwise related to, any property, asset or liability which is the subject thereof to the extent that such Funded Debt and any payments in respect thereof are paid with a portion of the proceeds therefrom.

“Non-Extension Notice Date” has the meaning set forth in Section 2.6(a)(iii).

“Notice of Borrowing” means a written notice of borrowing in substantially the form of Schedule 2.2.

“Notice of Extension/Conversion” means a written notice of extension or conversion in substantially the form of Schedule 3.2.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy, insolvency or other similar law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between any Credit Party and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.1 and (b) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or Affiliate of a Lender.

“Operating Lease” means, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any Property which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Other Taxes” shall have the meaning assigned to such term in Section 3.10.

“Participant” has the meaning set forth in Section 11.3(d).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“Permitted Equity Payment” means the payment by the Borrower on or before the date thirty (30) days following the Closing Date of a cash dividend or distribution to its shareholders in an aggregate amount of up to $50 million.

“Permitted Investments” means Investments which are (a) cash and Cash Equivalents; (b) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms including, without limitation, accounts receivable acquired by Persons to whom the Borrower provides marketing and/or administrative services; (c) Transaction Receivables; (d) Investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from obligors; (e) Support Obligations permitted by Section 8.1; (f) Acquisitions permitted by Section 8.4; (g) advances or loans to employees, directors or officers not to exceed $500,000 in the aggregate at any time outstanding; (h) Investments existing on the Closing Date made by members of the Consolidated Group in their Subsidiaries and Affiliates; (i) Investments by members of the Consolidated Group in and to the Borrower and its Domestic Subsidiaries; and (j) other loans, advances and investments of a nature not contemplated in the foregoing subsections in an amount not to exceed $1,000,000 in the aggregate at any time outstanding.

“Permitted Liens” means:

(a)                                  Liens arising under the Credit Documents;

(b)                                 Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(c)                                  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(d)                                 consensual Liens of landlords in furniture, fixtures, equipment and leasehold improvements of a member of the Consolidated Group to secure leasehold obligations of such member of the Consolidated Group;

(e)                                  Liens (other than Liens created or imposed under ERISA) incurred or deposits made by the members of the Consolidated Group in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(f)                                    Liens in connection with attachments or judgments (including judgment or appeal bonds), provided that, to the extent that such attachments and judgments exceed $250,000 in the aggregate, such judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(g)                                 easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(h)                                 Liens securing purchase money and sale/leaseback Indebtedness (including Capital Leases) to the extent permitted under Sections 8.1(b) and 8.1(c) provided that any such Lien attaches only to the Property financed or leased and such Lien attaches thereto concurrently with or within 90 days after the acquisition or construction thereof in connection with the purchase money transactions and within 30 days after the closing of any sale/leaseback transaction;

(i)                                     leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

(j)                                     any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

(k)                                  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(l)                                     Liens created or deemed to exist in connection with a Securitization Transaction (including any related filings of any financing statements), but only to the extent that any such Lien relates to the

Securitization Receivables actually sold, contributed, financed or otherwise conveyed pursuant to such transaction;

(m)                               Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.5;

(n)                                 normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions; and

(o)                                 Liens in favor of National Integrity Life Insurance Company with respect to all rights, title, and interests of the Borrower in, under and to (1) that certain Lease Agreement by and between Borrower and Church and Commerce, LLC, a South Carolina limited liability company dated September 1, 2000, as amended by Lease Commencement Agreement dated February 22, 2002, (2) that certain Dunbar Street Garage Parking Agreement by and between the Borrower and City of Spartanburg dated March 27, 2002, and (3) all other parking agreements and parking rights of the Borrower in the City of Spartanburg Garage located at 150 Dunbar Street now or hereafter existing.

“Permitted Shareholders” means George D. Johnson, Jr., William M. Webster IV, Stewart H. Johnson, Dean L. Buntrock and entities controlled by any or all of them or any of their Family Members.

“Permitted Subordinated Debt Redemption” means the repayment by the Borrower of up to $15,500,000 of Subordinated Debt.

“Permitted Tax Dividends” has the meaning set forth in Section 8.7.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which any member of the Consolidated Group or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Pledge Agreements” means the Borrower Pledge Agreement and, during the Shareholder Pledge Period, the Shareholder Pledge Agreement.

“Prior Equity Payment” means the payment by the Borrower in the fiscal quarter ended December 31, 2003 of a cash dividend or distribution to its shareholders in the amount of $30 million.

“Pro Forma Basis” means, for purposes of calculating the financial covenants in Section 7.9, that any Acquisition, Divestiture or Restricted Payment shall be deemed to have occurred as of the first day of the four fiscal quarter period ending as of the most recent fiscal quarter end preceding the date of such Acquisition, Divestiture or Restricted Payment with respect to which the Administrative Agent and the Lenders have received the Officer’s Certificate required by Section 7.2(b).  In connection with the foregoing, (a) with respect to any Divestiture, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to the applicable period and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Subsidiaries and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by the Borrower or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction shall be deemed to have been incurred as of the first day of the applicable period.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Qualifying IPO” means an equity issuance by the Borrower which includes of a primary (whether alone or in connection with a secondary public offering) public offering (other than a public offering pursuant to a registration statement on Form S-8) of the common Capital Stock of the Borrower (a) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended, and (b) resulting in net cash proceeds to the Borrower in an amount equal to at least the then outstanding principal amount of the Subordinated Debt (other than the McKenzie Escrow Notes).

“Quoted Rate” means, with respect to any Quoted Rate Swingline Loan, the fixed or floating percentage rate per annum, if any, offered by the Swingline Lender and accepted by the Borrower.

“Quoted Rate Swingline Loan” means a Swingline Loan bearing interest at the Quoted Rate.

“Rate Determination Date” shall have the meaning assigned to such term in the definition of “Applicable Percentage”.

“Register” shall have the meaning given such term in Section 11.3(c).

“Regulation D, T or U” means Regulation D, T or U, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Materials of Environmental Concern).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Required Financial Information” means the annual and quarterly compliance certificates and related financial statements and information required by the provisions of Section 7.1(a), Section 7.1(b) and Section 7.2(b), as referenced in the definition of “Applicable Percentage”.

“Required Lenders” means, at any time, (a) at least five (5) Lenders that in the aggregate have more than fifty percent (50%) of the Revolving Commitments, or (b) if the Revolving Commitments have been terminated, at least five (5) Lenders that in the aggregate have more than fifty percent (50%) of the aggregate principal amount of the Revolving Obligations outstanding (taking into account in each case risk participations in LOC Obligations and Swingline Loans); provided that, in the case of each of (a) and (b) above, the Revolving Commitments of, and outstanding principal amount of Revolving Obligations

(taking into account in each case risk participations in LOC Obligations and Swingline Loans) owing to, a Defaulting Lender shall be excluded for purposes hereof in making a determination of Required Lenders.

“Requirement of Law” means any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material Property is subject.

“Responsible Officer” means any of the Chief Executive Officer, the Chief Financial Officer, the Controller, the Chief Operating Officer, the Chief Accounting Officer or the Treasurer of the Borrower.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock now or hereafter outstanding, except (A) a dividend payable solely in shares of that class to the holders of that class, and (B) dividends and other distributions payable to members of the Consolidated Group, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock now or hereafter outstanding, and (iv) any payment of interest or principal on (including, without limitation, any payment upon maturity), and any prepayment, redemption, defeasance or acquisition for value of (including by way of deposit of money or securities with trustees with respect thereto prior to the due date for the purpose of payment when due), any Subordinated Debt.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding of up to such Lender’s Revolving Committed Amount.

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a decimal) the numerator of which is the Revolving Committed Amount of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time.  The initial Revolving Commitment Percentage of each Lender is set forth on Schedule 2.1.

“Revolving Committed Amount” means, with respect to each Lender, the amount of such Lender’s Revolving Commitment, as such amount may be reduced from time to time in accordance with the provisions hereof.  The initial Revolving Committed Amount of each Lender is set forth on Schedule 2.1.

“Revolving Loans” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Note” or “Revolving Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Revolving Loans and Swingline Loans in substantially the form attached as Schedule 2.5, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Revolving Obligations” means, collectively, the Revolving Loans, Swingline Loans and LOC Obligations.

“SEC” means the Securities and Exchange Commission and any successor Governmental Authority.

“Securitization Receivables” means any accounts receivable, notes receivable, rights to future lease payments or residuals or other similar rights to payment of such member of the Consolidated Group,

any assets related thereto or otherwise customarily sold or pledged in securitization transactions and all proceeds of the foregoing.

“Securitization Transaction” means any financing transaction (or series of financing transactions) entered into by a member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, any Securitization Receivables to a Subsidiary, Affiliate or any other Person.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor or assignee of the business of such division in the business of rating securities.

“Security Agreement” means the Amended and Restated Security Agreement dated as of the Closing Date given by the Credit Parties to the Administrative Agent to secure the obligations of the Credit Parties under the Credit Documents, as amended and modified from time to time.

“Sellers” has the meaning assigned to such term in the definition of “NCA/UCA Acquisition Agreement” in this Section 1.1.

“Senior Subordination Agreement” means that Subordination Agreement dated as of October 25, 1999 among the holders of the Subordinated Debt that are identified therein or that have agreed to be subject thereto and Bank of America, N.A., as administrative agent for the senior creditors identified therein, as amended, modified or supplemented from time to time.

“Senior Subordination Agreement Amendment” has the meaning set forth in Section 5.1(h)(i).

“Shareholder Pledge Date” means March 31, 2005.

“Shareholder Pledge Period” means the period commencing on the Shareholder Pledge Date and ending on the date the Shareholder Pledge Agreement terminates in accordance with its terms.

“Shareholder Pledge Agreement” means the pledge agreement executed and delivered by the shareholders of the Borrower pursuant to Section 7.11(b), as amended, modified and supplemented from time to time.

“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan or a Multiple Employer Plan.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Default” means any of the following:

(a)                                  a Default or Event of Default under Section 9.1(a);

(b)                                 an Event of Default arising as a result of the failure to comply with any of Section 7.9(a), (b) or (c).

“Stock Option Plan” means any stock incentive plan, stock option plan or other equity-based compensation plan or arrangement of the Borrower.

“Subordinated Debt” means the Subordinated Notes of the Borrower outstanding on the Closing Date and described on Schedule 8.1, as amended, modified, supplemented and replaced from time to time.

“Subordination Agreements” means the Junior Subordination Agreement, the Junior/Senior Subordination Agreement and the Senior Subordination Agreement.

“Subsidiary” means, as to any Person at any time, (a) any corporation more than 50% of whose Voting Stock is at such time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% of the Voting Stock.  Unless otherwise identified, “Subsidiary” or “Subsidiaries” shall mean Subsidiaries of the Borrower.

“Support Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof, but specifically excluding guaranties or other assurances with respect to performance obligations under bids or contracts made or entered into in the ordinary course of business.  The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Support Obligation is made.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules and confirmations, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount and the commitment of the Lenders to purchase risk participations in the Swingline Loans up to their respective Revolving Commitment Percentages as provided in Section 2.1(d).

“Swingline Committed Amount” means the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.1(c).

“Swingline Lender” means Bank of America and its successors in such capacity.

“Swingline Loan” means a swingline revolving loan made by the Swingline Lender pursuant to the provisions of Section 2.1(c).

“Taxes” shall have the meaning assigned to such term in Section 3.10.

“Termination Date” means July 16, 2009, as such date may be extended pursuant to Section 2.8.

“Transaction Receivables” means all cash advances to customers of the members of the Consolidated Group in the ordinary course of business and the fees related thereto.

“Treasury Management Agreements” means any and all agreements provided to any member of the Consolidated Group by a Lender or an Affililate of a Lender governing the provision of treasury or cash management services, including, without limitation, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Wholly Owned Subsidiary” of any Person means any Subsidiary 100% of whose Voting Stock is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.

1.2                                 Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3                                 Accounting Terms; Certain Calculations

(a)                                  Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis.  All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1; provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then, in either case, such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

(b)                                 Notwithstanding anything to the contrary contained in subsection (a) above, the parties hereto agree that the financial covenants set forth in Section 7.9 shall be calculated on a Pro Forma Basis with respect to any Acquisition or Divestiture occurring within the applicable four fiscal quarter period.

1.4                                 Letter of Credit Amounts.

Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the LOC Documents related thereto, whether or not such maximum face amount is in effect at such time.

SECTION 2
CREDIT FACILITIES

2.1                                 Revolving Loans.

(a)                                  Revolving Commitment.  During the Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (the “Revolving Loans”) in Dollars to the Borrower from time to time in the amount of such Lender’s Revolving Commitment Percentage of such Revolving Loans for the purposes hereinafter set forth; provided that (i) the aggregate principal amount of Revolving Obligations outstanding at any time shall not exceed TWO HUNDRED SIXTY-FIVE MILLION DOLLARS ($265,000,000) (as such amount may be increased and reduced from time to time in accordance with the provisions hereof, the “Aggregate Revolving Committed Amount”), and (ii) each Lender’s Revolving Commitment Percentage of Revolving Obligations outstanding at any time shall not exceed such Lender’s Revolving Committed Amount.  Revolving Loans may consist of Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b)                                 Letter of Credit Commitment. During the Commitment Period, in reliance upon the agreements of the Lenders set forth in Section 2.6(b) and subject to the terms and conditions hereof and of the LOC Documents, if any, and such other terms and conditions which the Issuing Lender may reasonably require, the Issuing Lender shall issue, and the Lenders shall participate in, such Letters of Credit in Dollars as the Borrower may request for its own account or for the account of another Credit Party as provided herein, in a form acceptable to the Issuing Lender, for the purposes hereinafter set forth; provided that (i) the aggregate amount of LOC Obligations at any time shall not exceed TWENTY MILLION DOLLARS ($20,000,000) (as such amount may be reduced from time to time in accordance with the provisions hereof, the “LOC Committed Amount”), (ii) the aggregate principal amount of Revolving Obligations outstanding at any time shall not exceed the Aggregate Revolving Committed Amount, and (iii) each Lender’s Revolving Commitment Percentage of Revolving Obligations

outstanding at any time shall not exceed such Lender’s Revolving Committed Amount.  Letters of Credit issued hereunder shall not have an original expiry date more than one year from the date of issuance or extension.  If any Letter of Credit issued hereunder shall have an expiry date, whether as originally issued or by extension, extending beyond the Termination Date, the Borrower shall, on the Termination Date, either (i) cause such Letter of Credit to be surrendered to the Issuing Lender, (ii) provide to the Issuing Lender a back-to-back letter of credit in respect thereof reasonably satisfactory to the Issuing Lender or (iii) provide cash collateral to the Issuing Lender (pursuant to documentation reasonably satisfactory to the Administrative Agent) in an amount equal to the maximum amount available to be drawn under such Letter of Credit plus all fees that will accrue with respect to such Letter of Credit through the expiry date thereof.  Each Letter of Credit shall comply with the related LOC Documents.  The issuance date of each Letter of Credit shall be a Business Day.  All Existing Letters of Credit shall be deemed to have been issued pursuant to this Credit Agreement, and from and after the Closing Date shall be subject to and governed by the terms of this Credit Agreement.

(c)                                  Swingline Commitment.  During the Commitment Period, subject to the terms and conditions hereof and in reliance upon the agreements of the Lenders set forth in Section 2.7, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans (the “Swingline Loans”) in Dollars to the Borrower for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed FIFTEEN MILLION DOLLARS ($15,000,000) (as such amount may be reduced from time to time in accordance with the provisions hereof, the “Swingline Committed Amount”), and (ii) the aggregate principal amount of Revolving Obligations outstanding at any time shall not exceed the Aggregate Revolving Committed Amount.  Swingline Loans may consist of Base Rate Loans or Quoted Rate Swingline Loans, as the Borrower may request, and may be repaid or reborrowed in accordance with the provisions hereof.  Immediately upon the making of a Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Lender’s Revolving Commitment Percentage times the amount of such Swingline Loan.

(d)                                 Accordion Feature.  The Borrower may at any time and from time to time, upon prior written notice by the Borrower to the Administrative Agent, increase the Aggregate Revolving Committed Amount by up to TEN MILLION DOLLARS ($10,000,000) with additional Revolving Commitments from any existing Lender or new Revolving Commitments from any other Person selected by the Borrower and approved by the Administrative Agent in its reasonable discretion; provided that:

(A)                              any such increase shall be in a minimum principal amount of $5 million and in integral multiples of $5 million in excess thereof;

(B)                                no Default or Event of Default shall be continuing at the time of any such increase;

(C)                                no existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;

(D)                               any new Lender shall join this Credit Agreement by executing such joinder documents reasonably required by the Administrative Agent; and

(E)                                 the Borrower will provide such supporting resolutions, legal opinions and other items as the Administrative Agent may request in its reasonable discretion.

In connection with any such increase in the Aggregate Revolving Committed Amount, Schedule 2.1 shall be revised by the Administrative Agent to reflect the new Revolving Commitments and distributed to the Lenders.

2.2                                 Borrowing Procedures.

(a)                                  Notice of Request for Extensions of Credit.  The Borrower shall request Loans by written notice (or telephonic notice promptly confirmed in writing) as follows:

(i)                                     Revolving Loans.  Except as provided in Section 2.6(c) and 2.7, in the case of Revolving Loans, to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day prior to the date of the requested borrowing in the case of Base Rate Loans, and on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Loans.  Each such request for borrowing shall be irrevocable, shall be in substantially the form of Schedule 2.2 and shall specify (A) a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) whether the borrowing shall be comprised initially of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the initial Interest Period(s) therefor.  The Administrative Agent shall give notice to each Lender promptly upon receipt of a Notice of Borrowing pursuant to this Section 2.2(a)(i), the contents thereof and each such Lender’s share of any borrowing to be made pursuant thereto.

(ii)                                  Swingline Loans.  In the case of Swingline Loans, to the Swingline Lender not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested borrowing (or such later time as may be agreed by the Swingline Lender).  Each such request for borrowing shall be irrevocable, shall be in substantially the form of Schedule 2.2 and shall specify (A) a Swingline Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed, and (D) the interest rate option and Interest Period requested therefor, if applicable.  Notwithstanding the foregoing, in the event that an “auto-borrow” or “zero balance” or similar arrangement shall then be in place between the Borrower and the Swingline Lender, the Borrower shall request Swingline Loans pursuant to such alternative notice arrangements, if any, provided thereunder or in connection therewith.  Each Swingline Loan shall have a maturity date as the Borrower may request and the Swingline Lender may agree, provided that the maturity date shall not be later than the date thirty (30) days after the date of the borrowing thereof.

(b)                                 Minimum Amounts.  Each Eurodollar Loan shall be in a minimum aggregate principal amount of $2,500,000 and integral multiples of $500,000 in excess thereof, and each Base Rate Loan (other than Swingline Loans) shall be in a minimum aggregate principal amount of $1,000,000 (or, in the case of Revolving Loans, the remaining Aggregate Revolving Committed Amount, if less) and integral multiples of $100,000 in excess thereof.  Each Swingline Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof, provided that in the event that an “auto-borrow” or “zero balance” or other similar arrangement shall then be in place between the Borrower and the Swingline Lender, each Swingline Loan advance shall be in such minimum amounts, if any, provided by such agreement.

(c)                                  Information Not Provided.  If in connection with any request for a Loan, the Borrower shall fail to specify (i) an applicable Interest Period in the case of a Eurodollar Loan, the Borrower shall be deemed to have requested an Interest Period of one month, or (ii) the type of Loan requested, the Borrower shall be deemed to have requested a Base Rate Loan.

(d)                                 Maximum Number of Eurodollar Loans.  In connection with any request for a Loan, the Revolving Loans may be comprised of no more than ten (10) Eurodollar Loans outstanding at any time.  For purposes hereof, Eurodollar Loans with separate or different Interest Periods will be considered as separate Eurodollar Loans even if their Interest Periods expire on the same date.

(e)                                  Advances.  Each Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower, or in such other manner as the Administrative Agent may specify in writing, by 1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing in Dollars and in funds immediately available to the Administrative Agent.  In each case, such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3                                 Interest.

Subject to Section 3.1, the Loans hereunder shall bear interest at a per annum rate, payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein), as follows:

(a)                                  Base Rate Loans.  During such periods as the Loans shall be comprised of Base Rate Loans, the sum of the Base Rate plus the Applicable Percentage;

(b)                                 Eurodollar Loans.  During such periods as the Loans shall be comprised of Eurodollar Loans, the sum of the Eurodollar Rate plus the Applicable Percentage; and

(c)                                  Quoted Rate Swingline Loans.  During such periods as the Swingline Loans shall be comprised of Quoted Rate Swingline Loans, the Quoted Rate.

2.4                                 Repayment.

(a)                                  Revolving Loans.  The principal amount of all Revolving Loans shall be due and payable in full on the Termination Date.

(b)                                 Swingline Loans.  The principal amount of any Swingline Loan shall be due and payable in full on the earlier of (A) the maturity date agreed to by the Swingline Lender and the Borrower with respect to such Swingline Loan (such maturity date shall not be later than the date thirty (30) days after the date of the borrowing thereof) or (B) the Termination Date.

2.5                                 Revolving Notes.

The Revolving Loans and the Swingline Loans shall be evidenced by the Revolving Notes.

2.6                                 Additional Provisions relating to Letters of Credit.

(a)                                  Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the Issuing Lender and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Issuing Lender may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Lender may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may require.  Additionally, the Borrower shall furnish to Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any LOC Documents, as the Issuing Lender or the Administrative Agent may require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof.  Unless the Issuing Lender has received written notice from any Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5 shall not be satisfied, then the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Termination Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted to, or would have no obligation to, at such time issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.6(j) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, and in each case directing the Issuing Lender not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(b)                                 Participation.  Each Lender, with respect to the Existing Letters of Credit, hereby purchases a participation interest in the Existing Letters of Credit, and with respect to Letters of Credit issued on or after the Closing Date, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its Revolving Commitment Percentage of such Letter of Credit and the obligations arising thereunder and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of such Letter of Credit and the obligations arising thereunder.  Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Lender its pro rata share of such unreimbursed drawing in same day funds on the day of notification by the Issuing Lender of an unreimbursed drawing pursuant to the provisions of subsection (d) below.  The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event.  Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(c)                                  Reimbursement.  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender will promptly notify the Borrower.  Not later than 11:00 am on the date of any payment by the Issuing Lender under a Letter of Credit, the Borrower shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to such drawing.  If the Borrower fails to so reimburse the Issuing Lender by such time, the Borrower shall be deemed to have requested that the Lenders make a Revolving Loan on the date of such drawing in the amount of such drawing as provided in subsection (c) and subsection (d) below on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations.  The Borrower promises to reimburse the Issuing Lender on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds.  If the Borrower notifies the Issuing Lender that it intends to reimburse the Issuing Lender other than through a Revolving Loan and thereafter shall fail to reimburse the Issuing Lender as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus the sum of (i) the Applicable Percentage and (ii) two percent (2%).  The Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrower or any other Credit Party to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.  The Issuing Lender will promptly notify the Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the amount of such Lender’s pro rata share of such unreimbursed drawing.  Such payment shall be made on the day such notice is received by such Lender from the Issuing Lender if such notice is received at or before 2:00 P.M. (Charlotte, North Carolina time) otherwise such payment shall be made at or before 12:00 Noon (Charlotte, North Carolina time) on the Business Day next succeeding the day such notice is received.  If such Lender does not pay such amount to the Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Base Rate.  Each Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.  Simultaneously with the making of each such payment by a Lender to the Issuing Lender, such Lender shall, automatically and without any further action on the part of the Issuing Lender or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the Borrower with respect thereto.

(d)                                 Repayment with Revolving Loans.  On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.2(a)(i) with respect thereto) shall be immediately made to the Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 9.2) pro rata based on the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations.  Each such Lender hereby irrevocably agrees to make its pro rata share of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing.  In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any Guarantor), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Issuing Lender such participation in the outstanding LOC Obligations as shall be necessary to cause each such Lender to share in such LOC Obligations ratably (based upon the respective Revolving Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 9.2)), provided that in the event such payment is not made on the day of drawing, such Lender shall pay in addition to the Issuing Lender interest on the amount of its unfunded risk participation at a rate equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Rate, and thereafter at the Base Rate.

(e)                                  Designation of other Credit Parties as Account Parties.  Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.1(c), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Credit Party other than the Borrower, provided that notwithstanding such statement, the Borrower shall be deemed to be the account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit.

(f)                                    Renewal, Extension.  The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g)                                 Applicability of ISP.  Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h)                                 Indemnification; Nature of Issuing Lender’s Duties.

(i)                                     In addition to its other obligations under this Section 2.6(h), the Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii)                                  As between the Borrower and the Issuing Lender, the Borrower, subject to Section 2.6(h)(v), shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof.  Except for those events described in subsections (A) and (B) of Section 2.6(h)(v), the Issuing Lender shall not be responsible:  (A) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) for errors, omissions, interruptions or delays in transmission or delivery to the Issuing Lender of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher, occurring prior to the receipt by the Issuing Lender of such message; (D) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (E) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts.  None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(iii)                               In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to the Borrower or any other Credit Party.  It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrower (on behalf of itself and each of the other Credit Parties), including, without limitation, any and all Government Acts.  The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

(iv)                              Nothing in this subsection (h) is intended to limit the reimbursement obligations of the Borrower contained in subsection (c) above.  The obligations of the Borrower under this subsection (h) shall survive the termination of this Credit Agreement.  No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(v)                                 Notwithstanding anything to the contrary contained in this subsection (h), the Borrower shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender (A) arising out of the gross negligence or willful misconduct of the Issuing Lender, as determined by a court of competent jurisdiction, or (B) caused by the Issuing Lender’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

(i)                                     Responsibility of Issuing Lender. It is expressly understood and agreed that the obligations of the Issuing Lender to the Lenders are only those expressly set forth in this Credit Agreement and that the Issuing Lender shall be entitled to assume that the conditions precedent set forth in Section 5.2 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.6 shall be deemed to prejudice the right of any Lender to recover from the Issuing Lender any amounts made available by such Lender to the Issuing Lender pursuant to this Section 2.6 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Lender.

(j)                                     Limitation on Obligation of the Issuing Lender.  Notwithstanding anything contained herein to the contrary, the Issuing Lender shall not be under any obligation to issue, renew or extend any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any applicable law, rule or regulation or any request or directive (whether or not having the force of law) from any governmental with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, costs or expense which was not applicable on the Closing Date and which the Issuing Lender should deem material to it in good faith, (ii) the issuance, renewal or extension would violate one or more policies of the Issuing Lender or (iii) a default of any Lender’s obligations to fund under Section 2.3(c) or Section 2.3(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender ‘s risk with respect to such Lender.

(k)                                  Conflict with LOC Documents.  In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control.

2.7                                 Additional Provisions relating to Swingline Loans.

(a)                                  The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Lenders, demand repayment of its Swingline Loans by way of a Revolving Loan advance, in which case the Borrower shall be deemed to have requested a Revolving Loan advance comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Business Day prior to the Termination Date and on the date of the occurrence of any Event of Default described in Section 9.1 and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.2.  Each Lender hereby irrevocably agrees to make its Revolving Commitment Percentage of each such Revolving Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 5.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing.  In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower or any Guarantor), then each Lender hereby agrees that it shall forthwith fund (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such funding) from the Swingline Lender such Lender’s risk participation in the outstanding Swingline Loans plus interest thereon from the date such borrowing would otherwise have occurred to the date of such funding, at a rate per annum equal to the Federal Funds Rate.  All interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective risk participation is funded.

(b)                                 If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.16 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Revolving Commitment Percentage thereof on demand of the Swingline Lender, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

2.8                                 Extension of Termination Date.

The Borrower may, by providing written notice to the Administrative Agent not less than thirty (30) days nor more than forty-five (45) days prior to the first anniversary of the Closing Date, request that the Lenders agree to extend the Termination Date by one year.  The Administrative Agent will promptly notify the Lenders of its receipt of such request for an extension.  Within 20 days of its receipt of notice from the Administrative Agent, each Lender will provide written notice to the Administrative Agent of its decision whether to agree to the requested extension, provided that the failure by any Lender to timely provide such written notice to the Administrative Agent shall be deemed to constitute a refusal by such Lender to the requested extension.  If each Lender consents to the requested extension, then the Termination Date shall be extended by one year.

SECTION 3
OTHER PROVISIONS RELATING TO CREDIT FACILITIES

3.1                                 Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, at the request of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then 2% greater than the sum of the Base Rate plus the Applicable Percentage).

3.2                                 Extension and Conversion.

Subject to the terms of Section 5.2, the Borrower shall have the option, on any Business Day, to extend existing Eurodollar Loans into a subsequent permissible Interest Period or to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (i) except as provided in Section 3.8, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended as, and Base Rate Loans may be converted into, Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Revolving Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.2(b), and (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month.  Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Administrative Agent prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Revolving Loans to be so extended or converted, the types of Revolving Loans into which such Revolving Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto.  Each request for extension of a Eurodollar Loan or conversion of a Base Rate Loan into a Eurodollar Loan shall be irrevocable and shall constitute a representation and warranty by the Borrower of the matters specified in Section 5.2.  In the event the Borrower fails to request an extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Eurodollar Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto.  The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan made by such Lender.

3.3                                 Prepayments.

(a)                                  Voluntary Prepayments.  The Loans may be repaid in whole or in part without premium or penalty; provided that (i) Eurodollar Loans may be prepaid only upon three (3) Business Days’ prior written notice to the Administrative Agent and must be accompanied by payment of any amounts owing under Section 3.11, (ii) Base Rate Loans may be prepaid only upon prior written notice to the Administrative Agent not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the prepayment, and (iii) partial prepayments shall be (A) in the case of Eurodollar Loans, in a minimum aggregate principal amount of $2,500,000 and integral multiples of $500,000 in excess thereof, (B) in the case of Base Rate Loans (other than Swingline Loans that are Base Rate Loans), in a minimum aggregate principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof and (C) in the case of

Swingline Loans, in a minimum aggregate principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof, provided that in the event that an “auto-borrow” or “zero balance” or other similar arrangement shall then be in place between the Borrower and the Swingline Lender, Swingline Loans shall be prepaid in such minimum amounts, if any, provided by such agreement.

(b)                                 Mandatory Prepayments.

(i)                                     Revolving Committed Amount.  If at any time, (A) the aggregate principal amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (B) the aggregate amount of LOC Obligations shall exceed the LOC Committed Amount or (C) the aggregate principal amount of Swingline Loans shall exceed the Swingline Committed Amount, the Borrower shall immediately make payment on the Revolving Loans, on the Swingline Loans and/or to a cash collateral account in respect of the LOC Obligations, in an amount sufficient to eliminate the excess.

(ii)                                  Divestitures.  The Revolving Obligations shall be prepaid as hereafter provided in an amount equal to one hundred percent (100%) of the Net Proceeds received from any Divestitures to the extent (A) such Net Proceeds are not reinvested in the same or similar Property within six (6) months of the date of such Divestiture, and (B) the aggregate amount of such Net Proceeds not reinvested in accordance with the foregoing clause (A) shall exceed $1,000,000 in any fiscal year.

(iii)                               Debt Transactions.  The Revolving Obligations shall be prepaid as hereafter provided in an amount equal to one hundred percent (100%) of the Net Proceeds received from any Debt Transaction.

(c)                                  Application.

(i)                                     Voluntary Prepayments.  Voluntary prepayments shall be applied as specified by the Borrower or, if not so specified by the Borrower, first to Swingline Loans, then to Base Rate Loans, then to Eurodollar Loans in direct order of Interest Period maturities and then to a cash collateral account to secure LOC Obligations.

(ii)                                  Mandatory Prepayments.  Mandatory prepayments shall be applied first to Swingline Loans, then Base Rate Loans, then to Eurodollar Loans in direct order of Interest Period maturities and then to a cash collateral account to secure the LOC Obligations.

(d)                                 Prepayment Account.  If the Borrower is required to make a mandatory prepayment of Eurodollar Loans pursuant to Section 3.3(b)(ii) or (iii), the Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent.  Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Loans and shall be applied to the prepayment of the applicable Eurodollar Loans at the end of the current Interest Periods applicable thereto.  At the request of the Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Loans; any interest earned on such Cash Equivalents will be for the account of the Borrower and the Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.

3.4                                 Termination and Reduction of Commitments

(a)                                  Voluntary Reductions.  The Revolving Commitments may be terminated or permanently reduced in whole or in part by the Borrower upon three (3) Business Days’ prior written notice to the Administrative Agent, provided that (i) after giving effect to any voluntary reduction, the aggregate amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, as reduced, and (ii) partial reductions shall be in a minimum principal amount of $5,000,000, and in integral multiples of $1,000,000 in excess thereof.

(b)                                 Mandatory Reduction.  On the date thirty (30) days prior to the maturity date of any Subordinated Debt (other than (i) the McKenzie Escrow Notes and (ii) the Subordinated Debt that matures on October 15, 2004), the Aggregate Revolving Committed Amount shall automatically be temporarily reduced by an amount equal to the principal amount of such Subordinated Debt (the “Reserve Amount”) and the Borrower shall repay the outstanding Revolving Obligations to the extent that on the date of such temporary reduction the amount of the outstanding Revolving Obligations exceeds the Aggregate Revolving Committed Amount, as reduced.  Such temporary reduction shall remain in effect until the maturity date of such Subordinated Debt (or such earlier date as such Subordinated Debt is repaid in full).  On the maturity date of such Subordinated Debt, the Aggregate Revolving Committed Amount shall automatically be permanently increased by the Reserve Amount, provided that no Default or Event of Default shall have occurred and be continuing.

(c)                                  Termination.  The Revolving Commitments shall terminate on the Termination Date.

3.5                                 Fees.

(a)                                  Commitment Fee.  In consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders a commitment fee (the “Commitment Fee”) in Dollars equal to the Applicable Percentage per annum on the average daily unused amount of the Aggregate Revolving Committed Amount for the applicable period.  The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December (for the calendar quarter (or portion thereof) then ending) and on the Termination Date.  For purposes of computation of the Commitment Fee, Swingline Loans shall not shall be counted toward or considered usage of the Aggregate Revolving Committed Amount.

(b)                                 Letter of Credit Fees.

(i)                                     Letter of Credit Fee.  In consideration of the LOC Commitment, the Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders a fee (the “Letter of Credit Fee”) in Dollars for each Letter of Credit equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under such Letter of Credit (but only to the extent such maximum amount is then in effect under such Letter of Credit) from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December (for the calendar quarter (or portion thereof) then ending) and on the Termination Date.

(ii)                                  Issuing Lender Fee.  In addition to the Letter of Credit Fee, the Borrower agrees to pay to the Issuing Lender for its own account without sharing by the other Lenders a fronting and negotiation fee in Dollars for each Letter of Credit equal to one-eighth of one percent

(0.125%) per annum on the average daily maximum amount available to be drawn under Letters of Credit (but only to the extent such maximum amount is then in effect under such Letter of Credit) from the date of issuance to the date of expiration.  Such fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December (for the calendar quarter (or portion thereof) then ending) and on the Termination Date.

3.6                                 Capital Adequacy.

If any Lender has reasonably determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy), then, subject to the provisions of Section 3.12, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

3.7                                 Inability To Determine Interest Rate.

If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Base Rate for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter (which notice shall be withdrawn by the Administrative Agent whenever such circumstances no longer exist).  If such notice is given (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans and (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

3.8                                 Illegality.

Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn by such Lender whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

3.9                                 Requirements of Law.

If, after the date hereof, the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

(a)                                  shall subject such Lender to any tax of any kind whatsoever with respect to any Letter of Credit, any Eurodollar Loans made by it or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for (i) Taxes and Other Taxes covered by Section 3.10 (including Taxes imposed solely by reason of Section 3.10(e)) and (ii) changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of such Lender or its applicable lending office, branch, or any affiliate thereof));

(b)                                 shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Base Rate hereunder; or

(c)                                  shall impose on such Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, subject to the provisions of Section 3.12, the Borrower shall be obligated to promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, provided that, in any such case, the Borrower may elect to convert the Eurodollar Loans made by such Lender hereunder to Base Rate Loans by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, such amounts, if any, as may be required pursuant to Section 3.11.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances of the type referred to in paragraphs (a) through (c) above which would result in any such increased cost or reduced amount receivable, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, designate a different lending office for the making of Loans hereunder or otherwise use reasonable commercial efforts to minimize the amounts payable to it by the Borrower pursuant to this Section 3.9.  The agreements of the Borrower in this Section 3.9 shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

3.10                           Taxes.

(a)                                  Any and all payments by the Borrower to or for the account of any Lender or the Administrative Agent hereunder or under any other Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the

Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its applicable lending office) or the Administrative Agent (as the case may be) is organized or maintained or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable under this Credit Agreement or any other Credit Document to any Lender or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.10) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions or withholdings, (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other Governmental Authority in accordance with applicable law, and (iv) within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.1, the original or a certified copy of a receipt evidencing payment thereof.

(b)                                 In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Credit Agreement or any other Credit Document or from the execution or delivery of, or otherwise with respect to, this Credit Agreement or any other Credit Document (hereinafter referred to as “Other Taxes”).

(c)                                  The Borrower agrees to indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.10) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

(d)                                 (i)                                     Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Foreign Lender”) shall deliver to the Administrative Agent and the Borrower, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Credit Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Internal Revenue Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent and the Borrower such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Credit Agreement, (B) promptly notify the Administrative Agent and the Borrower of any change in circumstances which would modify or render invalid any claimed exemption, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii)                                  The Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.10 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 3.10(d) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 3.10(d); provided that if such Lender shall have satisfied the requirement of this Section 3.10(d)(i) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Credit Documents, nothing in this Section 3.10(d) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.10 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Credit Documents is not subject to withholding.

(e)                                  If any Lender determines that it has recovered or used as a credit any amount withheld on its account pursuant to Section 3.10, it shall reimburse (without any interest) the Borrower to the extent of such amount so determined to have been recovered (to the extent of any tax benefit actually received) or used as a credit, provided that nothing in this paragraph (g) shall require any Lender to make available its tax returns (or any other information relating to its taxes which it deems to be confidential).

(f)                                    Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.10 shall survive the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

3.11                           Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained; provided that the Borrower shall not be required to compensate a Lender for any loss, cost or expenses incurred by such Lender in connection with a prepayment made in accordance with Section 3.13(b)(i) if such prepayment resulted from such Lender’s failure to make its share of the applicable borrowing available to the Administrative Agent.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.  For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.11, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Base Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.12                           Certain Limitations.

(a)                                  The provisions of Sections 3.6, 3.9, 3.10 and 3.11 hereof shall be subject to the following:

(i)                                     Each Lender that desires compensation or indemnification under Sections 3.6, 3.9 or 3.11 hereof shall notify the Borrower through the Administrative Agent of any event occurring after the Closing Date entitling such Lender to compensation or indemnification under any of such Sections as promptly as practicable, but in any event within 90 days after the occurrence of the event giving rise thereto; provided that if any such Lender fails to give such notice within 90 days after the occurrence of such an event, such Lender shall only be entitled to compensation or indemnification in respect of such event accruing under Sections 3.6, 3.9 or 3.11 hereof with respect to the period from and after the date 90 days prior to the date that such Lender does give notice.

(ii)                                  Any notice given by a Lender pursuant to subsection (a) above shall certify (i) that one of the events described in Sections 3.6, 3.9 or 3.11 hereof has occurred, describing in reasonable detail the nature of such event, (ii) as to the increased cost, reduced amount receivable or loss or expense resulting from such event and (iii) as to the additional amount demanded by such Lender, attaching a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any compensation or indemnification payable pursuant to Sections 3.6, 3.9 or 3.11, submitted by such Lender through the Administrative Agent to the Borrower, shall be prima facie evidence assumed to be correct.

(b)                                 If any Lender requests compensation or indemnification from the Borrower under Sections 3.6, 3.9 or 3.10 hereof or if any Lender is a Defaulting Lender (each an “Affected Lender”), the Borrower may, at its option, notify the Administrative Agent and such Affected Lender of its intention to replace the Affected Lender.  So long as no Event of Default shall have occurred and be continuing, the Borrower may obtain, at the Borrower’s expense, a replacement Lender for such Affected Lender.  If the Borrower obtains a replacement Lender within ninety (90) days following notice of its intention to do so, such Affected Lender must sell and assign its Loans and any Revolving Commitment to such replacement Lender pursuant to Section 11.3(b) hereof (without giving effect to any requirement therein that the Administrative Agent consent thereto), for an amount equal to the principal balance of all Loans held by such Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale, provided that the Borrower shall have paid to such Affected Lender the compensation or indemnification that it is entitled to receive under Sections 3.6, 3.9 or 3.10 hereof, through the date of such sale and assignment.  Notwithstanding the foregoing, in the case of any Lender requesting compensation or indemnification from the Borrower under Sections 3.6, 3.9 or 3.10 hereof, the Borrower shall not have the right to obtain a replacement Lender if such Affected Lender rescinds its demand for such compensation or indemnification within fifteen (15) days following its receipt of the Borrower’s notice of intention to replace such affected Lender.  Additionally, in the case of any Lender requesting compensation or indemnification from the Borrower under Sections 3.6, 3.9 or 3.10 hereof, if the Borrower either (i) fails to notify the Administrative Agent and such Affected Lender of its intention to replace such Affected Lender within fifteen (15) days after receipt by the Borrower of written demand from such Affected Lender for payment of compensation or indemnification or (ii) timely gives a notice to the Administrative Agent and such Affected Lender of its intention to replace such Affected Lender but does not so replace such Affected Lender within ninety (90) days thereafter, the Borrower’s rights under this Section 3.12(c) shall terminate with respect to such circumstances and the Borrower shall promptly pay all compensation or indemnification to which such Affected Lender is entitled pursuant to Sections 3.6, 3.9 or 3.10 hereof.

3.13                           Pro Rata Treatment; Administrative Agent’s Clawback.

Except to the extent otherwise provided herein:

(a)                                  Pro Rata Treatment.  Each Revolving Loan advance, each payment or prepayment of principal of any Revolving Loan, each payment of reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on Revolving Loans, each payment of interest on reimbursement obligations arising from drawings under Letters of Credit, each payment of the Commitment Fee, each payment of the Letter of Credit Fee, each reduction of the Aggregate Revolving Committed Amount and each conversion or extension of any Revolving Loan shall be allocated pro rata among the Lenders in accordance with their respective Revolving Commitment Percentages.

(b)                                 Administrative Agent’s Clawback.

(i)                                     Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the applicable borrowing.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable borrowing to the Administrative Agent, then (i) the amount so paid shall constitute such Lender’s Loan included in such borrowing and (ii) if the Borrower has previously repaid such Lender’s share of the applicable borrowing to the Administrative Agent, the Administrative Agent shall promptly remit to the Borrower such amount paid by the Borrower.  Any payment by the Borrower under this Section 3.13(a)(i) shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.  The Borrower shall not be required to compensate a Lender under Section 3.11 for any loss, cost or expenses incurred by such Lender in connection with a prepayment made in accordance with Section 3.13(b)(i) if such prepayment resulted from such Lender’s failure to make its share of the applicable borrowing available to the Administrative Agent.

(ii)                                  Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing

Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extensions of Credit set forth in Section 5 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.5(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.5(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

3.14                           Sharing of Payments.

The Lenders agree among themselves that, in the event that any Lender shall obtain payment in respect of any Loan, LOC Obligations or any other obligation owing to such Lender under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans, LOC Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement.  The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored.  The Borrower agrees that any

Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, LOC Obligations or other obligation in the amount of such participation.  Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative Agent to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Federal Funds Rate.  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.14 to share in the benefits of any recovery on such secured claim.

3.15                           Payments, Computations, Etc.

(a)                                  Except as otherwise specifically provided herein, all payments hereunder shall be made to the Administrative Agent in Dollars and in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff, at the Administrative Agent’s office specified in Section 11.1 not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due.  Payments received after such time shall be deemed to have been received on the next succeeding Business Day.  The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Administrative Agent (with notice to the Borrower).  Subject to Section 3.3(c), the Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Lenders in such manner as the Administrative Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 3.13(a)).  The Administrative Agent will distribute such payments to such Lenders, if any such payment is received prior to 2:00 P.M. (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Lenders entitled thereto on the next succeeding Business Day.  Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension).  Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of the actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans which (unless the Base Rate is determined by reference to the Federal Funds Rate) shall be calculated based on a year of 365 or 366 days, as appropriate.  Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(b)                                 Allocation of Payments After Event of Default.  After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable and the LOC Obligations have automatically been required to be cash collateralized as set forth in Section 9.2), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Section 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Section 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and unreimbursed drawings under Letters of Credit and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.1, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the Issuing Lender in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed drawings under Letters of Credit, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.1, (c) payments of amounts due under any Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender and (d) cash collateralize that portion of LOC Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts and Treasury Management Agreements, Affiliates of Lenders) and the Issuing Lender in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

3.16                           Evidence of Debt.

(a)                                  Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement.  Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b)                                 The Administrative Agent shall maintain the Register pursuant to Section 11.3(c) hereof, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s share thereof.  The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c)                                  The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.16 (and, if consistent with the entries of the Administrative Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.

SECTION 4
GUARANTY

4.1                                 The Guarantee.

(a)                                  Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each holder of the Obligations as hereinafter provided the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.  The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)                                 Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or in any Swap Contract or Treasury Management Agreement, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

4.2                                 Obligations Unconditional.

The obligations of the Guarantors under Section 4.1 hereof are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor of the Obligations for amounts paid under this Section 4 until such time as the Lenders (and any Affiliates of Lenders entering into Swap Contracts or Treasury Management Agreements) have been paid in full, all Commitments under the Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Lenders in connection with monies received under the Credit Documents, Swap Contracts and Treasury Management

Agreements.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Swap Contract, any Treasury Management Agreement or any other agreement or instrument referred to in the Credit Documents, Swap Contracts or Treasury Management Agreements shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Swap Contract, any Treasury Management Agreement or any other agreement or instrument referred to in the Credit Documents, Swap Contracts or Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(v) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Swap Contract, any Treasury Management Agreement or any other agreement or instrument referred to in the Credit Documents, Swap Contracts or Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.3                                 Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.4                                 Certain Additional Waivers.

Without limiting the generality of the provisions of this Section 4, each Guarantor hereby specifically waives the benefits of N.C. Gen. Stat. Sec. 26-7 through 26-9, inclusive.  Each of the

Guarantors further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of the rights of subrogation pursuant to Section 4.2.

4.5                                 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1.

4.6                                 Rights of Contribution.

The Guarantors hereby agree, as among themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below), each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the succeeding provisions of this Section 4.6), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below).  The payment obligation of any Guarantor to any Excess Funding Guarantor under this Section 4.6 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Section 4, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.  For purposes hereof, (i) “Excess Funding Guarantor” shall mean, in respect of any obligations arising under the other provisions of this Section 4 (hereafter, the “Guarantied Obligations”), an Guarantor that has paid an amount in excess of its Pro Rata Share of the Guarantied Obligations; (ii) “Excess Payment” shall mean, in respect of any Guarantied Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guarantied Obligations; and (iii) “Pro Rata Share”, for the purposes of this Section 4.6, shall mean, for any Guarantor, the ratio (expressed as a percentage) of (a) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower and all of the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and all of the Guarantors, all as of the Closing Date (if any Guarantor becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 4.6 such subsequent Guarantor shall be deemed to have been an Guarantor as of the Closing Date and the information pertaining to, and only pertaining to, such Guarantor as of the date such Guarantor became an Guarantor shall be deemed true as of the Closing Date).

4.7                                 Continuing Guarantee.

The guarantee in this Section 4 is a continuing guarantee, and shall apply to all Obligations whenever arising.

SECTION 5
CONDITIONS

5.1                                 Conditions to Closing.

This Credit Agreement shall become effective, and the initial Extensions of Credit may be made, upon the satisfaction (or waiver) of the following conditions precedent, each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(a)                                  Execution of Credit Agreement and Credit Documents.  Receipt by the Administrative Agent of (i) multiple counterparts of this Credit Agreement, (ii) a Revolving Note for each Lender and (iii) multiple counterparts of the Collateral Documents, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

(b)                                 Legal Opinions.  Receipt by the Administrative Agent of multiple counterparts of opinions of counsel for the Credit Parties relating to the Credit Documents and the transactions contemplated herein, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

(c)                                  Corporate Documents.  Receipt of the following (or their equivalent) for each Credit Party:

(i)                                     Good Standing.  Certificates of good standing, existence or its equivalent certified as of a recent date by the appropriate governmental authorities of the state of incorporation and the state in which its chief executive office is located.

(ii)                                  Officer’s Certificate.  An officer’s certificate for each Credit Party dated as of the Closing Date in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments.

(d)                                 Financial Information.  Receipt by the Administrative Agent and the Lenders of each of the financial statements and related information referenced in Section 6.1(i) and (ii) and all other financial information reasonably requested by the Administrative Agent and the Lenders, in each case in form and substance satisfactory to the Administrative Agent and the Lenders.

(e)                                  Priority of Liens.  The Administrative Agent shall have received satisfactory evidence that (i) the Administrative Agent, on behalf of the Lenders, holds a perfected, first priority Lien on all Collateral and (ii) none of the Collateral is subject to any Liens other than Permitted Liens.

(f)                                    Officer’s Certificates.  The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent, stating that immediately after giving effect to the initial Loans made and Letters of Credit issued on the Closing Date, (i) no Default or Event of Default exists, (ii) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects and (iii) the Credit Parties are in pro forma compliance with each of the financial covenants set forth in Section 7.9 (assuming for purposes hereof that such financial covenants were measured as of, and for the 12-month period ending on, the last day of the calendar month ending immediately prior to such date).

(g)                                 Fees and Expenses.  Receipt by the Administrative Agent and the Lenders of all fees and expenses required to be paid to them on or prior to the Closing Date pursuant to the Administrative

Agent’s Fee Letter, Section 3.5 or otherwise.

(h)                                 Subordinated Debt.

(i)                                     The Borrower and each holder of Subordinated Debt party to the Senior Subordination Agreement shall have entered into an amendment to the Senior Subordination Agreement in substantially the form of Schedule 5.1(h)-1 hereto (the “Senior Subordination Agreement Amendment”).

(ii)                                  The Borrower and each holder of Subordinated Debt party to the Junior/Senior Subordination Agreement shall have entered into an amendment to the Junior/Senior Subordination Agreement in substantially the form of Schedule 5.1(h)-2 hereto (the “Junior/Senior Subordination Agreement Amendment”).

(iii)                               The Borrower and each holder of Subordinated Debt party to the Subordination of Indebtedness Owed to Shareholders dated September 30, 2002 shall enter into the Junior Subordination Agreement.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

5.2                                 Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit (including the initial Extension of Credit) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)                                  Representations and Warranties.  The representations and warranties made by the Credit Parties herein or in any other Credit Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date and those which are untrue solely as a result of a change permitted by this Credit Agreement).

(b)                                 No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c)                                  Section 2 and Section 3.2 Conditions.  Each of the conditions set forth in Section 2 (and, in the case of an extension or conversion of a Revolving Loan, the conditions set forth in Section 3.2) applicable to the requested Extension of Credit shall have been satisfied.

Each request for Extension of Credit (including extensions of Eurodollar Loans and conversions of Base Rate Loans into Eurodollar Loans) and each acceptance by the Borrower of an Extension of Credit (including extensions of Eurodollar Loans and conversions of Base Rate Loans into Eurodollar Loans) shall be deemed to constitute a representation and warranty by the Borrower as of the date of such

Extension of Credit that the conditions precedent set forth in this Section 5.2 have been satisfied or waived in accordance with this Credit Agreement.

SECTION 6
REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make Extensions of Credit herein, each Credit Party hereby represents and warrants to the Administrative Agent and to each Lender that:

6.1                                 Financial Condition.

Each of the financial statements described below (copies of which have heretofore been provided to the Administrative Agent for distribution to the Lenders) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, are complete and correct in all material respects and present fairly the financial condition and results from operations of the entities and for the periods specified (subject in the case of interim company-prepared statements to normal year-end adjustments and the absence of footnotes):

(i)                                     audited consolidated balance sheets of the members of the Consolidated Group for the fiscal years ending December 31, 2001, September 30, 2002 and September 30, 2003, together with related consolidated statements of income and cash flows for such fiscal years, in each case certified by PricewaterhouseCoopers, LLP, certified public accountants;

(ii)                                  company-prepared, unaudited consolidated balance sheets of the members of the Consolidated Group for each of the twelve months ending prior to the Closing Date, together with related consolidated statements of income and cash flows for each such month; and

(iii)                               the financial statements delivered to the Administrative Agent by the Credit Parties pursuant to Sections 7.1(a) and (b).

6.2                                 No Changes.

Since September 30, 2003, there has been no circumstance, development or event relating to or affecting the members of the Consolidated Group which has had or would be reasonably expected to have a Material Adverse Effect.

6.3                                 Organization; Existence; Compliance with Law.

Each of the members of the Consolidated Group (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except to the extent that the failure to be in good standing would not, in the aggregate, have a Material Adverse Effect, (b) has the corporate or other necessary power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such power, authority and right would not, in the aggregate, have a Material Adverse Effect, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect, and (d) is in compliance with its certificate of incorporation and bylaws (or other organizational or governing documents) and all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

6.4                                 Power; Authorization; Enforceable Obligations.

Each of the members of the Consolidated Group has the corporate or other necessary power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and has taken all necessary corporate or other action to authorize the execution, delivery and performance by it of the Credit Documents to which it is a party.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with acceptance of extensions of credit or the making of the guaranties hereunder or with the execution, delivery or performance of any Credit Documents by the members of the Consolidated Group (other than those which have been obtained, such filings as are required by the Securities and Exchange Commission and to fulfill other reporting requirements with Governmental Authorities) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents).  Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of the Credit Parties enforceable against each such Credit Party in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5                                 No Legal Bar.

The execution, delivery and performance of the Credit Documents, the borrowings hereunder and the use of the Extensions of Credit will not violate any Requirement of Law, the certificate of incorporation or bylaws (or other organizational or governing documents) or any Contractual Obligation (except in the case of leases entered into for branch or office space in the ordinary course of business, which in the aggregate will not have a Material Adverse Effect) of any member of the Consolidated Group (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any of its respective properties or revenues pursuant to any Requirement of Law, its certificate of incorporation or bylaws (or other organizational or governing documents) or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents.  No member of the Consolidated Group is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.

6.6                                 No Material Litigation.

No claim, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the actual knowledge of the Responsible Officers, threatened by or against, any members of the Consolidated Group or against any of their respective properties or revenues which (a) purports to affect the legality, validity or enforceability of any of the Credit Documents and which is reasonably likely to be adversely determined, or (b) is reasonably likely to have a Material Adverse Effect.

6.7                                 No Default.

No Default or Event of Default has occurred and is continuing.

6.8                                 Ownership of Property; Liens.

Each of the members of the Consolidated Group has good and marketable title to, or (subject to the documentation of certain agreed-upon leases between certain members of the Consolidated Group) a valid leasehold interest in, all its Property material to the Consolidated Group, except to the extent that the failure to do so would not, in the aggregate, have a Material Adverse Effect; and none of the Property of the members of the Consolidated Group is subject to any Lien, except for Permitted Liens.

6.9                                 Intellectual Property.

Each of the members of the Consolidated Group owns, or has the legal right to use, all United States trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.  Set forth on Schedule 6.9 is a list of all Intellectual Property registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by a Credit Party as of the Closing Date.

6.10                           No Burdensome Restrictions.

Neither compliance with the certificate of incorporation or bylaws (or other organizational or governing documents) nor compliance with any Requirement of Law or Contractual Obligation of the members of the Consolidated Group would be reasonably expected to have a Material Adverse Effect.

6.11                           Taxes.

Each of the members of the Consolidated Group has filed or caused to be filed all United States federal income tax returns and all other material tax returns which, to the actual knowledge of any Responsible Officer, are required to be filed and has paid (a) all taxes shown to be due and payable on said returns or (b) all taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect or (ii) taxes, fees or other charges the amount or validity of which are currently being contested and with respect to which reserves in conformity with GAAP have been provided on the books of such Person), and no tax Lien has been filed (other than tax Liens which, in the aggregate, would not have a Material Adverse Effect), and, to the actual knowledge of the Responsible Officers, no claim is being asserted, with respect to any such tax, fee or other charge (other than such claims which, in the aggregate, would not have a Material Adverse Effect).

6.12                           ERISA

Except as would not reasonably be expected to have a Material Adverse Effect:

(a)                                  During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the actual knowledge of the Responsible Officers, no event or condition has occurred or exists as a result of which any ERISA Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Internal Revenue Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.

(b)                                 The actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan.

(c)                                  No member of the Consolidated Group nor any ERISA Affiliate has incurred, or, to the actual knowledge of the Responsible Officers, could be reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan.  No member of the Consolidated Group nor any ERISA Affiliate would become subject to any withdrawal liability under ERISA if any member of the Consolidated Group or any ERISA Affiliate were to withdraw completely from all Multiemployer Plans and Multiple Employer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No member of the Consolidated Group nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the actual knowledge of the Responsible Officers, reasonably expected to be in reorganization, insolvent, or terminated.

(d)                                 No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject any member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Internal Revenue Code, or under any agreement or other instrument pursuant to which any member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.

(e)                                  No member of the Consolidated Group nor any ERISA Affiliates has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106.  Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Internal Revenue Code apply has been administered in compliance in all material respects of such sections.

6.13                           Governmental Regulations, Etc.

(a)                                  No part of the proceeds of the Extensions of Credit hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of Regulation U.  If requested by any Lender or the Administrative Agent, the members of the Consolidated Group will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.  No indebtedness being reduced or retired out of the proceeds of the Extensions of Credit hereunder was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T.  “Margin stock” within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries.  None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the Exchange Act or Regulation T, U or X.

(b)                                 None of the members of the Consolidated Group is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940, each as amended.  In addition, none of the members of the Consolidated Group is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such a company, or (ii) a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.14                           Subsidiaries.

Set forth on Schedule 6.14 are all the Subsidiaries of the Borrower on the Closing Date and the jurisdiction of their incorporation.

6.15                           Purpose of Extensions of Credit.

The proceeds of the Loans will be used by the Borrower solely (a) to refinance the loans outstanding under the Existing Credit Agreement, (b) to finance the Permitted Equity Payment, (c) to finance the Permitted Subordinated Debt Redemption, (d) to finance the repayment of the Subordinated Debt pursuant to Section 3.4(b) and (e) for working capital, capital expenditures and other lawful corporate purposes of the members of the Consolidated Group.

6.16                           Environmental Matters.

Except as would not reasonably be expected to have a Material Adverse Effect, to the actual knowledge of each Responsible Officer:

(a)                                  Each of the facilities and properties owned, leased or operated by the members of the Consolidated Group (the “Subject Properties”) and all operations at the Subject Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Subject Properties or the businesses operated by the members of the Consolidated Group (the “Businesses”), and there are no conditions relating to the Businesses or Subject Properties that could give rise to liability of any member of the Consolidated Group under any applicable Environmental Laws.

(b)                                 None of the Subject Properties contains, or has previously contained, any Materials of Environmental Concern at, on or under the Subject Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability of any member of the Consolidated Group under, Environmental Laws.

(c)                                  None of the members of the Consolidated Group has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Subject Properties or the Businesses, nor does any Responsible Officer have actual knowledge that any such notice will be received or is being threatened.

(d)                                 Materials of Environmental Concern have not been transported or disposed of from the Subject Properties, or generated, treated, stored or disposed of at, on or under any of the Subject Properties or any other location, in each case by or on behalf any members of the Consolidated Group in violation of, or in a manner that would be reasonably likely to give rise to liability of any member of the Consolidated Group under, any applicable Environmental Law.

(e)                                  No judicial proceeding or governmental or administrative action is pending or, to the actual knowledge of any Responsible Officer, threatened, under any Environmental Law to which any member of the Consolidated Group is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any member of the Consolidated Group, the Subject Properties or the Businesses.

(f)                                    There has been no release or, threat of release of Materials of Environmental Concern at or from the Subject Properties, or arising from or related to the operations (including, without limitation, disposal) of any member of the Consolidated Group in connection with the Subject Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability of any member of the Consolidated Group under Environmental Laws.

6.17                           Obligations under Leases.

Each member of the Consolidated Group is current in payments, and is not otherwise in default, under any lease for office or branch space, except as would not result in lease payment obligations in excess of $500,000 in the aggregate for the Consolidated Group as a whole at any time being owing and unpaid (including amounts in dispute).

6.18                           Shareholder Pledge Agreement.

If a Qualifying IPO has not occurred on or prior to the Shareholder Pledge Date, at all times during the Shareholder Pledge Period:

(a)                                  The Capital Stock pledged pursuant to the Shareholder Pledge Agreement constitutes all of the issued and outstanding Capital Stock of the Borrower (other than stock options).

(b)                                 All of the Capital Stock pledged pursuant to the Shareholder Pledge Agreement has been duly and validly issued, is fully paid and nonassessable and is owned of record by the Pledgors identified in the Shareholder Pledge Agreement.

6.19                           Disclosure.

None of the information, reports, financial statements, exhibits or schedules, taken as a whole, furnished by or on behalf of any member of the Consolidated Group to the Administrative Agent or any Lender in connection with the negotiation of the Credit Documents or included therein or delivered pursuant thereto contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each of the Credit Parties represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

6.20                           Bank Accounts.

Set forth on Schedule 6.20 is a complete and accurate list of all bank accounts maintained by a member of the Consolidated Group with any bank or other financial institution as of the Closing Date.

6.21                           Solvency.

The Credit Parties are Solvent on a consolidated basis.

6.22                           Collateral Matters.

Set forth on Schedule 6.22(a) is a list of each state in which any Credit Party owns or leases any real property as of the Closing Date.  Set forth on Schedule 6.22(b) is a list of all locations not owned or leased by any Credit Party where any tangible personal property of any Credit Party is stored or kept as of the Closing Date.  Set forth on Schedule 6.22(c) is the chief executive office, tax payer identification number and, if applicable, organizational identification number of each Credit Party as of the Closing Date.  The exact legal name and state of organization of each Credit Party is as set forth on the signature pages hereto.  Except as set forth on Schedule 6.22(d), no Credit Party has during the five years preceding the Closing Date changed its legal name, changed its state of formation or been party to a merger, consolidation or other change in structure.

SECTION 7
AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that on the Closing Date, and so long as this Credit Agreement is in effect or any amounts owing under any Credit Document shall remain outstanding and until the Commitments have been terminated, the Borrower shall, and in the case of Sections 7.4, 7.5, 7.6, 7.7, 7.8 and 7.14 shall cause each of its Subsidiaries to:

7.1                                 Financial Statements.

Furnish, or cause to be furnished, to the Administrative Agent (and the Administrative Agent shall promptly furnish to the Lenders):

(a)                                  Audited Financial Statements.  As soon as available, but in any event within 120 days after the end of each fiscal year, an audited consolidated balance sheet of the members of the Consolidated Group as of the end of such fiscal year and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, audited by PricewaterhouseCoopers, LLP, or other firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders, setting forth in each case in comparative form the figures for the previous fiscal year\, reported without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification.

(b)                                 Company-Prepared Financial Statements.  As soon as available, but in any event

(i)                                     Prior to a Qualifying IPO:

(A)                              within thirty (30) days after the end of each monthly period of each fiscal year of the members of the Consolidated Group, unaudited consolidated balance sheets of the Consolidated Group as of the end of each such monthly period, and consolidated statements of income and cash flows of the Consolidated Group for such monthly period, all in reasonable detail and certified by a Responsible Officer of the Borrower as to the correctness and accuracy of the financial information contained therein;

(B)                                within thirty (30) days after the end of each monthly period of each fiscal year of the members of the Consolidated Group, a statement showing the revenue, expenses and Branch Operating Income for each branch office of the members of the Consolidated Group for such monthly period, all in reasonable detail and certified by a Responsible Officer of the Borrower as to the correctness and accuracy of the financial information contained therein; and

(C)                                within thirty (30) days after the end of each monthly period of each fiscal year of the members of the Consolidated Group, an aging report of the Transaction Receivables and other accounts receivable of the members of the Consolidated Group.

(ii)                                  After a Qualifying IPO:

(A)                              within forty-five (45) days after the end of each fiscal quarter of the members of the Consolidated Group, unaudited consolidated balance sheets of the Consolidated Group as of the end of each such fiscal quarter, and consolidated statements of income and cash flows of the Consolidated Group for such fiscal quarter, all in reasonable detail and certified by a Responsible Officer of the Borrower as to the correctness and accuracy of the financial information contained therein;

(B)                                within forty-five (45) days after the end of each fiscal quarter of the Consolidated Group, a statement showing the revenue, expenses and Branch Operating Income for each branch office of the members of the Consolidated Group for such fiscal quarter, all in reasonable detail and certified by a Responsible Officer of the Borrower as to the correctness and accuracy of the financial information contained therein; and

(C)                                within forty-five (45) days after the end of each fiscal quarter of the members of the Consolidated Group, an aging report of the Transaction Receivables and other accounts receivable of the members of the Consolidated Group.

(iii)                               promptly upon receipt thereof, copies of all financial reports, in addition to those provided pursuant to Section 7.1(a), submitted to the members of the Consolidated Group by independent public accountants;

together with, in each case, a consolidated balance sheet and consolidated statement of income showing in comparative form the same information for the Consolidated Group during the corresponding period or periods of the preceding fiscal year or the portion of the fiscal year ending with such period, as applicable, in each case subject to normal year-end audit adjustments.

All such financial statements shall be complete and correct in all material respects (subject, in the case of interim statements, to normal year-end audit adjustments) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, any change in the application of accounting principles as provided in Section 1.3(a).

As to any information contained in materials furnished pursuant to Section 7.2(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b)(ii)(A) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b)(ii)(A) above at the times specified therein.

7.2                                 Certificates; Other Information.

Furnish, or cause to be furnished, to the Administrative Agent  (and the Administrative Agent shall promptly furnish to the Lenders):

(a)                                  Accountant’s Certificate and Reports.  Concurrently with the delivery of the financial statements referred to in Section 7.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in the course of performing their audit, nothing came to their attention that caused them to believe the Borrower was not in compliance with the financial covenants contained in Section 7.9 below insofar as such covenants relate to accounting matters, except as specified in such certificate.

(b)                                 Officer’s Compliance Certificate.  Concurrently with the delivery of the annual financial statements pursuant to Section 7.1(a) and the financial statements delivered for the period ending on the last day of each fiscal quarter of the Borrower pursuant to Section 7.1(b), a certificate of a Responsible Officer in substantially the form of Schedule 7.2 and stating that, to the best of such Responsible Officer’s knowledge and belief, (i) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements during the period specified therein, (ii) during such period the Credit Parties have observed or performed in all material respects the covenants and other agreements hereunder and under the other Credit Documents relating to them, and satisfied in all material respects the conditions contained in this Credit Agreement to be observed, performed or satisfied by them, and (iii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate (each an “Officer’s Compliance Certificate”).  Each Officer’s Compliance Certificate shall include reasonably detailed calculations that demonstrate compliance with each of the financial covenants set forth in Section 7.9.

(c)                                  Accountants’ Reports.  Promptly upon receipt, a copy of any final (as distinguished from a preliminary or discussion draft) “management letter” or other similar report submitted by independent accountants or financial consultants to the members of the Consolidated Group in connection with any annual, interim or special audit.

(d)                                 SEC Filings.  Following a Qualifying IPO, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act;

(e)                                  Intellectual Property; Bank Accounts.  Concurrently with the delivery of the annual financial statements pursuant to Section 7.1(a) and the financial statements delivered for the period ending on the last day of each fiscal quarter of the Borrower pursuant Section 7.1(b), a certificate of a Responsible Officer of the Borrower listing (i) all applications, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (ii) all issuances of registrations or letters on existing applications for Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (iii) all Trademark Licenses, Copyright Licenses and Patent Licenses (each such term as defined in the Security Agreement) entered into since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date) and (iv) all bank accounts opened by the Borrower or any Subsidiary with any bank or other financial institution made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date).

(f)                                    Officer’s Certificate Regarding Subordinated Debt.  On or immediately before the date at least thirty days prior to the scheduled maturity date of any outstanding Subordinated Debt (other than (x) the McKenzie Escrow Notes and (y) the Subordinate Debt that is scheduled to mature on October 15, 2004), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer demonstrating (i) the amount of such Subordinated Debt (including all accrued interest) that is due on such maturity date, (ii) the Borrower has sufficient availability under the Revolving Commitments to repay in full such Subordinated Debt (including all accrued interest) on its maturity date and (iii) the Consolidated Senior Leverage Ratio would be less than 1.75:1.0 after giving effect to the repayment in full of such Subordinated Debt (including all accrued interest) on its maturity date (and the incurrence of any Funded Debt in connection with such repayment) on a Pro Forma Basis.

(g)                                 Other Information.  Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

7.3                                 Notices.

Give notice to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a)                                  Defaults.  Promptly (and in any event within five (5) Business Days) after any Responsible Officer has knowledge of the occurrence of any Default or Event of Default.

(b)                                 Contractual Obligations.  Promptly (and in any event within ten (10) Business Days) after any Responsible Officer has knowledge of the occurrence of any default or event of default under any Contractual Obligation of any member of the Consolidated Group which would reasonably be expected to have a Material Adverse Effect.

(c)                                  Legal Proceedings.  Promptly (and in any event within ten (10) Business Days) after any Responsible Officer has knowledge of any litigation, or any investigation or proceeding (including without limitation, any environmental proceeding), or any material development in respect thereof, affecting any member of the Consolidated Group which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(d)                                 ERISA.  Promptly (and in any event within thirty (30) Business Days) after any Responsible Officer has knowledge of (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against any of their ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the members of the Consolidated Group or any ERISA Affiliate are required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Internal Revenue Code with respect; or (iv) any change in the funding status of any Plan that reasonably could be expected to have a Material

Adverse Effect; together with a description of any such event or condition or a copy of any such notice and a statement by the chief financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto.  Promptly upon request, the members of the Consolidated Group shall furnish the Administrative Agent and the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Internal Revenue Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(e)                                  Other.  Promptly (and in any event within ten (10) Business Days) any other development or event which a Responsible Officer determines could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the members of the Consolidated Group propose to take with respect thereto.

7.4                                 Payment of Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, in accordance with prudent business practice (subject, where applicable, to specified grace periods) all material obligations of members of the Consolidated Group of whatever nature and any additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such obligations, except when the amount or validity of such obligations and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Consolidated Group, as the case may be.

7.5                                 Conduct of Business and Maintenance of Existence.

Continue to engage in business of the same general type as conducted on the Closing Date by the members of the Consolidated Group, taken as a whole, and similar or related businesses; preserve, renew and keep in full force and effect its corporate existence except as otherwise permitted by this Credit Agreement and take all reasonable action to maintain all rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect; and comply with all Contractual Obligations, its certificate of incorporation or bylaws (or other organizational or governing documents) and all Requirements of Law applicable to it except to the extent that failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

7.6                                 Maintenance of Property; Insurance.

(a)                                  Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)                                 At all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice (or as otherwise required by the Collateral Documents).

7.7                                 Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice to a Responsible Officer by the Administrative Agent, the Administrative Agent to visit and inspect any of its properties and examine and make abstracts (including photocopies) from any of its books and records (other than materials protected by the attorney-client privilege and materials which the members of the Consolidated Group may not disclose without violation of a confidentiality obligation binding upon them) and to discuss the business, operations, properties and financial and other condition of the members of the Consolidated Group with officers and employees of the members of the Consolidated Group and, so long as any discussion takes place in the presence of a Responsible Officer, with officers and employees of the members of the Consolidated Group and with the Borrower’s independent certified public accountants.  Prior to the occurrence of an Event of Default, the costs and expenses of the Administrative Agent for up to three (3) field audits in any fiscal year shall be paid by Borrower as provided in Section 11.5(ii).  After the occurrence and during the continuance of an Event of Default hereunder, the costs and expenses of the Administrative Agent for additional field audits and inspections shall be paid for by the Borrower.

7.8                                 Environmental Laws.

(a)                                  Comply in all material respects with, and take reasonable actions to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable actions to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(b)                                 Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the failure to do or the pendency of such proceedings would not reasonably be expected to have a Material Adverse Effect.

7.9                                 Financial Covenants.

Comply with the following financial covenants (each of which shall be computed in accordance with Section 1.3(b), to the extent applicable):

(a)                                  Consolidated Net Worth.  At all times, the Consolidated Net Worth shall not be less than the sum of (i) $40 million plus (ii) as of the end of the fiscal quarter of the Borrower ending June 30, 2004 and each fiscal quarter of the Borrower ending thereafter, an amount (but not less than zero) equal to seventy-five percent (75%) of the difference between (A) Consolidated Net Income for such fiscal quarter and (B) Equity Payments (other than the Permitted Equity Payment) paid during such fiscal quarter, such increases to be cumulative, plus (iii) an amount equal to one hundred percent (100%) of net cash proceeds from any Equity Transaction occurring after the Closing Date (after payment of all transaction costs, including expenses and commissions).

(b)                                 Consolidated Senior Leverage Ratio. As of the end of each fiscal quarter of the Borrower,

commencing with the fiscal quarter ending June 30, 2004, the Consolidated Senior Leverage Ratio shall not be greater than 2.0:1.0.

(c)                                  Consolidated Fixed Charge Coverage Ratio. As of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2004, the Consolidated Fixed Charge Coverage Ratio shall not be less than 1.25:1.0.

(d)                                 Charge-Offs.  As of the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending June 30, 2004, the average of the amount of actual charge-offs (net of recoveries) incurred during each fiscal month ending during such fiscal quarter shall not exceed four and one-half percent (4.50%) of the average of the amount of the Adjusted Transaction Receivables outstanding at the end of each fiscal month ending during such fiscal quarter.

7.10                           [Reserved].

7.11                           Additional Guaranties and Stock Pledges.

(a)                                  At any time any Person becomes a Domestic Subsidiary, shall within 30 days thereof, (i) cause such Domestic Subsidiary to become a Guarantor by execution of a Joinder Agreement, (ii) deliver with the Joinder Agreement such supporting resolutions, incumbency certificates, corporate formation and organizational documentation and opinions of counsel as the Administrative Agent may reasonably request, and (iii) deliver stock certificates and related pledge agreements or pledge joinder agreements evidencing the pledge of all of the Capital Stock of such Domestic Subsidiary, together with undated stock transfer powers executed in blank.

(b)                                 If a Qualifying IPO has not occurred on or before the Shareholder Pledge Date, then the Borrower shall cause each of the shareholders of the Borrower to do the following on or before the Shareholder Pledge Date (or such later date as the Administrative Agent may agree to in its sole discretion): (i) execute a pledge agreement in substantially the form of Schedule 7.11(b) and deliver the same to the Administrative Agent, (ii) deliver to the Administrative Agent all stock certificates evidencing the Capital Stock of the Borrower to the Administrative Agent, together with undated stock transfer powers executed in blank, (iii) deliver to the Administrative Agent such opinions of counsel as the Administrative Agent may reasonably request and (iv) deliver to the Administrative Agent such other documents, agreements and instruments as the Administrative Agent may reasonably request in connection with the Shareholder Pledge Agreement.

7.12                           Ownership of Subsidiaries.

The Borrower shall, directly or indirectly, own at all times 100% of the Capital Stock of each of its Subsidiaries.

7.13                           Use of Proceeds.

Use the Loans solely for the purposes provided in Section 6.15.

7.14                           Acknowledgment of Grant of Security Interest in Deposit Accounts.

Use best efforts to obtain a letter agreement from each financial institution (other than any Lender) with which the Borrower or any Subsidiary maintains any deposit account which letter agreement shall (a) contain provisions substantially similar to Section 11.17 (with such changes as may be approved by the

Administrative Agent) and (b) otherwise be in form and substance reasonably satisfactory to the Administrative Agent.

7.15                           Qualifying IPO.

Repay the Subordinated Debt (other than the McKenzie Escrow Notes) and all accrued interest thereon in full within ten (10) days of receipt by the Borrower of the net proceeds of a Qualifying IPO and deliver satisfactory evidence of the same to the Administrative Agent.

SECTION 8
NEGATIVE COVENANTS

Each Credit Party covenants and agrees that on the Closing Date, and so long as this Credit Agreement is in effect or any amounts owing under any Credit Document shall remain outstanding and until the Commitments have been terminated, no member of the Consolidated Group shall:

8.1                                 Indebtedness.

Contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                  Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

(b)                                 Indebtedness set forth in Schedule 8.1, and renewals, refinancings and extensions thereof on terms and conditions consistent with then prevailing market standards for such existing Indebtedness;

(c)                                  purchase money Indebtedness (including Capital Lease Obligations) incurred after the Closing Date to provide all or a portion of the purchase price or costs of construction of an asset or, in the case of a sale/leaseback transaction as described in Section 8.8, to finance the value of such asset owned by a member of the Consolidated Group, provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset or, in the case of a sale/leaseback transaction, the fair market value of such asset, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, and (iii) the total amount of all such Indebtedness shall not exceed $1,500,000 at any time outstanding;

(d)                                 Indebtedness owing under Swap Contracts;

(e)                                  Indebtedness owing under Treasury Management Agreements;

(f)                                    unsecured intercompany Indebtedness owing by a member of the Consolidated Group to another member of the Consolidated Group;

(g)                                 the Subordinated Debt and renewals, refinancings and refundings of the then outstanding principal amount provided that the terms and conditions (including the terms of subordination) of any such renewal, refinancing and refunding shall be reasonably satisfactory to the Administrative Agent (provided that once any Subordinated Debt is repaid, whether with the proceeds of a Qualifying IPO or otherwise, the amount of Subordinated Debt permitted under this clause (g) shall be reduced by the amount of such repaid Subordinated Debt);

(h)                                 Securitization Transactions approved in writing by the Required Lenders;

(i)                                     Support Obligations of Indebtedness permitted under this Section 8.1; and

(j)                                     other unsecured Indebtedness of the Borrower of up to $1,000,000 in the aggregate at any time outstanding.

In addition, the members of the Consolidated Group will not amend or modify, nor will they permit amendment, modification, waiver or acquiescence in respect of, the terms of any Funded Debt permitted above if the effect thereof would be adverse to the Lenders in any material respect.

8.2                                 Liens.

Contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or hereafter acquired, except for Permitted Liens.

8.3                                 Consolidation, Merger, Divestiture, etc.

(a)                                  Enter into a transaction of merger or consolidation, except

(i)                                     a member of the Consolidated Group may be a party to a transaction of merger or consolidation with another member of the Consolidated Group, provided that (A) if the Borrower is a party thereto, the Borrower shall be the surviving corporation, (B) if a Guarantor is a party thereto and the Borrower is not a party thereto, the surviving corporation shall be either a Guarantor or a Domestic Subsidiary that becomes a Guarantor pursuant to Section 7.11(a) concurrently therewith, (C) no Default or Event of Default shall exist either immediately prior to or immediately after giving effect thereto and (D) the Borrower shall provide ten (10) days prior written notice to the Administrative Agent; and

(ii)                                  a Subsidiary of the Borrower may be a party to a transaction of merger or consolidation with any Person (other than a member of the Consolidated Group) in connection with an Acquisition permitted under Section 8.4 and a Divestiture permitted under Section 8.3(b).

(b)                                 Make any Divestiture (other than a sale of Securitization Receivables in connection with a Securitization Transaction approved in writing by the Required Lenders) which:

(i)                                     in any instance (including any series of related transactions comprising a Divestiture) shall be of Property (or of a Person owning Property) constituting more than $1,000,000; or

(ii)                                  in the aggregate in any fiscal year shall be of Property (or of a Person owning Property) constituting more than $2,500,000;

provided in the case of any Divestiture permitted under subsections (i) and (ii) above, that no Default of Event of Default would exist after giving effect thereto on a Pro Forma Basis.

(c)                                  In the case of the Borrower, liquidate, wind-up or dissolve, whether voluntarily or involuntarily (or suffer to permit any such liquidation or dissolution).

Any consent of the Required Lenders requested by the Borrower in connection with a Divestiture not otherwise permitted under this Section 8.3 shall not be arbitrarily withheld or unreasonably delayed.

8.4                                 Acquisitions.

Make any Acquisition unless

(a)                                  the cash consideration (including any Indebtedness assumed) payable in respect of all Acquisitions (excluding acquisitions consented to in writing by the Required Lenders) shall not exceed $40,000,000 in the aggregate during the term of this Credit Agreement;

(b)                                 the Board of Directors of the Person which is, or whose Property is, the subject of the Acquisition shall have approved the Acquisition; and

(c)                                  no Default or Event of Default would exist after giving effect thereto on a Pro Forma Basis.

8.5                                 Investments.

Make any Investment in any Person except for Permitted Investments.

8.6                                 Change in Fiscal Year; Change in Legal Name, State of Formation or Structure.

(a)                                  Change its fiscal year from a September 30 fiscal year end (other than to a December 31 fiscal year end after or in connection with a Qualifying IPO).

(b)                                 Change its legal name or state of formation unless it has provided ten (10) days prior written notice to the Administrative Agent.

8.7                                 Restricted Payments.

Make or permit any Restricted Payments, other than:

(a)                                  so long as no Default or Event of Default shall exist immediately prior thereto or would exist after giving effect thereto on a Pro Forma Basis:

(i)                                     regularly scheduled payments of interest on the Subordinated Debt;

(ii)                                  the Permitted Subordinated Debt Redemption;

(iii)                               principal payments on the Subordinated Debt upon the final maturity of the Subordinated Debt, provided that (A) no Default or Event of Default has occurred and is continuing, and (B) the Consolidated Senior Leverage Ratio would be less than 1.75:1.0 after giving effect to such principal payments (and any Funded Debt incurred in connection therewith) on a Pro Forma Basis, as set forth in the officer’s certificate of the Borrower delivered pursuant to Section 7.2(e);

(iv)                              redeem the Subordinated Debt with the proceeds of a Qualifying IPO;

(v)                                 the Permitted Equity Payment; and

(vi)                              during each fiscal quarter of the Borrower, Restricted Payments in an amount not to exceed (A) if the Consolidated Senior Leverage Ratio would be less than 2.0:1.0 after giving effect to any such Restricted Payments (and any Funded Debt incurred in connection therewith) on a Pro Forma Basis, fifty percent (50%) of the difference of (x) Consolidated Net Income for the most recent fiscal quarter and (y) Permitted Tax Dividends paid during the most recent fiscal quarter, or (B) if the Consolidated Senior Leverage Ratio would be less than 1.25:1.0 after giving effect to any such Restricted Payments (and any Funded Debt incurred in connection therewith) on a Pro Forma Basis, seventy-five percent (75%) of the difference of (x) Consolidated Net Income for the most recent fiscal quarter and (y) Permitted Tax Dividends paid during the most recent fiscal quarter.

(b)                                 cash dividends to any shareholders of the Borrower in an amount necessary to provide each shareholder with funds to pay any federal, state or local income taxes (including estimated taxes and any tax deficiencies or other subsequent adjustments to taxes) attributable to such shareholder’s ownership interest in the Borrower; provided that, if at the time of such dividend payment any Loans or Letters of Credit are outstanding, then such dividend payment may be made only if no Specified Default exists immediately prior to such dividend payment or would not exist after giving effect to such dividend payment (“Permitted Tax Dividends”).

8.8                                 Sale Leasebacks.

Except as permitted pursuant to Section 8.1(c) hereof, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property, whether now owned or hereafter acquired, (i) which such Person has sold or transferred or is to sell or transfer to any other Person other than a member of the Consolidated Group or (ii) which such Person intends to use for substantially the same purpose as any other Property which has been sold or is to be sold or transferred by such Person to any other Person in connection with such lease.

8.9                                 No Further Negative Pledges.

Except with respect to (a) prohibitions against other encumbrances on specific Property encumbered to secure payment of particular Indebtedness (which Indebtedness relates solely to such specific Property, and improvements and accretions thereto, and is otherwise permitted hereby) and (b) the Subordinated Debt, no member of the Consolidated Group will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, other than leasehold improvements, furnishings, fixtures and equipment, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation.

8.10                           No Foreign Subsidiaries.

Form, acquire or otherwise permit to exist any Foreign Subsidiaries.

8.11                           Public Offering.

Issue any Capital Stock of the Borrower in an initial public offering other than in connection with a Qualifying IPO.

SECTION 9
EVENTS OF DEFAULT

9.1                                 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)                                  Payment.  Any Credit Party shall

(i)                                     default in the payment on the due date of any principal of any of the Loans, or

(ii)                                  default, and such default shall continue for three (3) or more Business Days, in the payment when due of any reimbursement obligations arising from drawings under Letters of Credit, or of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b)                                 Representations.  Any representation, warranty or statement made or deemed to be made herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made (other than those which are untrue solely as a result of changes permitted by this Credit Agreement); or

(c)                                  Covenants.

(i)                                     Default in the due performance or observance of any term, covenant or agreement contained in Section 7.2(f), 7.3(a), 7.9, 7.13, 7.15 or 8.1 through 8.10, inclusive, or

(ii)                                  Default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of a Responsible Officer becoming aware of such default or notice thereof by the Administrative Agent; or

(d)                                 Other Credit Documents.  Except as to the Credit Party which is dissolved, released or merged or consolidated out of existence as the result of or in connection with a dissolution, merger or disposition permitted by Section 8.3, any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders any material part of the Liens, rights, powers and privileges purported to be created thereby; or

(e)                                  Guaranties.  Except as to the guaranty of any Credit Party which is dissolved, released or merged or consolidated out of existence as the result of or in connection with a dissolution, merger or disposition permitted by Section 8.3, the guaranty given by any Guarantor hereunder or any material provision thereof shall cease to be in full force and effect, or any Guarantor hereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any guaranty; or

(f)                                    Bankruptcy, etc.  Any Bankruptcy Event shall occur with respect to any Credit Party; or

(g)                                 Defaults under Other Agreements.  With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $1,000,000 in the aggregate for the Consolidated Group taken as a whole, (A) (1) any Credit Party shall default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (2) the occurrence and continuance of a default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist (other than, with respect to the Subordinated Debt, the occurrence of a Qualifying IPO, provided that the Subordinated Debt is repaid in full within ten (10) days upon receipt by the Borrower of any cash proceeds from such Qualifying IPO), the effect of which default or other event or condition is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Indebtedness to become due prior to its stated maturity; or (B) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

(h)                                 Judgments.  Any member of the Consolidated Group shall fail within 30 days of the date due and payable to pay, bond or otherwise discharge any judgment, settlement or order for the payment of money which judgment, settlement or order, when aggregated with all other such judgments, settlements or orders due and unpaid at such time, exceeds $1,000,000, and which is not stayed on appeal (or for which no motion for stay is pending) or is not otherwise being executed; or

(i)                                     ERISA.  Any of the following events or conditions, if such event or condition could reasonably be expected to have a Material Adverse Effect: (1) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of a member of the Consolidated Group or any ERISA Affiliate in favor of the PBGC or a Plan; (2) an ERISA Event shall occur with respect to a Single Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which is, in the reasonable opinion of the Administrative Agent, likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) a member of the Consolidated Group or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency of (within the meaning of Section 4245 of ERISA) such Plan; or (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code) or breach of fiduciary responsibility shall occur which may subject a member of the Consolidated Group or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Internal Revenue Code, or under any agreement or other instrument pursuant to which a member of the Consolidated Group or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability; or

(j)                                     Subordination Agreements.  The Obligations shall for any reason cease to be “Senior Debt” under any of the Subordination Agreements or any of the Subordination Agreements shall fail to be in full force and effect.

(k)                                  Ownership.  There shall occur a Change of Control.

9.2                                 Acceleration; Remedies.

Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall, upon the request and direction of the Required Lenders, by written notice to the Credit Parties take any of the following actions:

(i)                                     Termination of Commitments.  Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(ii)                                  Acceleration.  Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Credit Parties to the Administrative Agent and/or any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Credit Parties.

(iii)                               Cash Collateral.  Direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), it will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(iv)                              Enforcement of Rights.  Enforce any and all rights and interests created and existing under the Credit Documents and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all reimbursement obligations arising from drawings under Letters of Credit, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Administrative Agent and/or any of the Lenders hereunder automatically shall immediately become due and payable without presentment, demand, protest or the giving of any notice or other action by the Administrative Agent or the Lenders, all of which are hereby waived by the Credit Parties.

SECTION 10
ADMINISTRATIVE AGENT

10.1                           Appointment and Authorization of Administrative Agent.

(a)                                  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 10 included the Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Issuing Lender.

10.2                           Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.3                           Liability of Administrative Agent.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

10.4                           Reliance by Administrative Agent.

(a)                                  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative

Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.  Where this Credit Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

(b)                                 For purposes of determining compliance with the conditions specified in Section 5.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.5                           Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Section 9; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.6                           Credit Decision; Disclosure of Information by Administrative Agent.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower and the other Credit Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.7                           Indemnification of Administrative Agent.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Aggregate Revolving Commitments, the payment of all Obligations and the resignation of the Administrative Agent.

10.8                           Administrative Agent in its Individual Capacity.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the Issuing Lender hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Issuing Lender, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.9                           Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as Issuing Lender and Swingline Lender.  If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the

Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders.

Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated.  If the retiring Administrative Agent is at the time of such retirement the Issuing Lender, then upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Issuing Lender and the term “Issuing Lender” shall mean such successor Letter of Credit issuer and the retiring Issuing Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Issuing Lender or any other Lender, other than the obligation of the successor Issuing Lender to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit. If the retiring Administrative Agent is at the time of such retirement the Swingline Lender, then upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Swingline Lender and the term “Swingline Lender” shall mean such successor swingline lender and the retiring Swingline Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring Swingline Lender or any other Lender.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 and Sections 11.4 and 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date thirty days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.10                     Other Agents; Lead Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

10.11                     Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.5 and Section 11.5(a)) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.5 and Section 11.5(a).

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.12                     Collateral and Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)                                  to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Obligations and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Divestiture permitted hereunder or under any other Credit Document, or (iii) as approved in accordance with Section 11.6;

(b)                                 to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Property that is permitted under the definition of “Permitted Liens”; and

(c)                                  to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.12.

10.13                     Subordination Documents.

Each Lender authorizes and directs the Administrative Agent, on behalf of each Lender, to enter into (a) the Senior Subordination Agreement Amendment, (b) the Junior Subordination Agreement and (c) the Junior/Senior Subordination Agreement Amendment.

SECTION 11
MISCELLANEOUS

11.1                           Notices and Other Communications; Facsimile Copies.

(a)                                  General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, the Administrative Agent, the Issuing Lender or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.1 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (copies of which the Administrative Agent shall deliver to the Borrower) or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Issuing Lender and the Swingline Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that (x) notices and other communications to the Administrative Agent, the Issuing Lender and the Swingline Lender pursuant to Section 2 shall not be effective until actually received by such Person and (y) notices and other communications to the Borrower pursuant to Section 9.1 shall not be effective until actually received by the Borrower.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)                                 Effectiveness of Facsimile Documents and Signatures.  Credit Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Credit Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)                                  Limited Use of Electronic Mail.  Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.1, and to distribute Credit Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)                                 Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including any telephonic Notice of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2                           Right of Set-Off.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of any Credit Party against obligations and liabilities of such Person to such Lender hereunder, under the Revolving Notes, the other Credit Documents or otherwise, irrespective of whether such Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto.  Any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Section 3.14 or Section 11.3(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

11.3                           Successors and Assigns.

(a)                                  The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person

(other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)                                 Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LOC Obligations and in Swingline Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender, subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swingline Loans; (iii) any assignment of a Revolving Commitment must be approved by the Administrative Agent, the Issuing Lender and the Swingline Lender unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a Collateral Questionnaire.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.6, 3.9, 3.10, 3.11, 11.4 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LOC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)                                 Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LOC Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.6, 3.9, 3.10 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participant agrees to be subject to Section 3.14 as though it were a Lender.

(e)                                  A Participant shall not be entitled to receive any greater payment under Sections 3.6, 3.9 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.10 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.10 as though it were a Lender.

(f)                                    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Revolving Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act

(h)                                 Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as Issuing Lender and/or (ii)

upon thirty days’ notice to the Borrower, resign as Swingline Lender.  In the event of any such resignation as Issuing Lender or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Lender or Swingline Lender, as the case may be.  If Bank of America resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all LOC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Letters of Credit pursuant to Section 2.6).  If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.7.

11.4                           No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Administrative Agent or any Lender and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle the Borrower or any other Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

11.5                           Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Borrower.  The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Credit Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if the Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                                  Reimbursement by Lenders.  To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) (other than fees payable to the Administrative Agent pursuant to the Administrative Agent’s Fee Letter and fronting fees payable to the Issuing Lender pursuant to 3.05(b)(ii)), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Revolving Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 3.13(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.

11.6                           Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Lenders and the Borrower, provided, however, that:

(a)                                  without the consent of each Lender affected thereby, neither this Credit Agreement nor any of the other Credit Documents may be amended to

(i)                                     extend the final maturity of any Loan or the time of payment of any reimbursement obligation arising from drawings under Letters of Credit, or any portion thereof (other than a waiver or modification of a mandatory prepayment under Section 3.3(b)(ii) or 3.3(b)(iii) which shall be subject to the consent of the Required Lenders),

(ii)                                  reduce the rate or extend the time of payment of interest on the Loans, LOC Obligations or Fees (other than a waiver of the applicability of any increase in interest rates or Fees after the occurrence of an Event of Default or on account of a failure to deliver financial statements on a timely basis or an amendment to any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or unreimbursed drawing on a Letter of Credit or to reduce any fee payable hereunder),

(iii)                               reduce or waive the principal amount of any Loan or of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

(iv)                              increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute an increase in the Commitment of any Lender),

(v)                                 release the Borrower or substantially all of the Guarantors from its or their obligations under the Credit Documents,

(vi)                              except as the result of or in connection with a Divestiture permitted under Section 8.3(b), release all or substantially all of the Collateral,

(vii)                           amend, modify or waive any provision of this Section 11.6 or Section 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.13, 3.14, 3.15, 9.1(a), 11.2, 11.3, 11.5 or 11.9,

(viii)                        reduce any percentage specified in, or otherwise modify, the definition of Required Lenders, or

(ix)                                consent to the assignment or transfer by any Credit Party of any of its rights and obligations under (or in respect of) the Credit Documents except as permitted therein;

(b)                                 unless also signed by the Issuing Lender, no amendment, waiver or consent shall affect the rights or duties of the Issuing Lender under this Credit Agreement or any LOC Document relating to any Letter of Credit issued or to be issued by it;

(c)                                  unless also signed by the Swingline Lender, no amendment, waiver or consent shall affect the rights or duties of the Swingline Lender under this Credit Agreement; and

(d)                                 unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

11.7                           Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart.

11.8                           Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9                           Survival of Indemnity and Representations and Warranties.

(a)                                  All indemnities set forth herein, including, without limitation, in Section 2.6(h), 3.6, 3.9, 3.10, 3.11, 10.7 and 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments hereunder.

(b)                                 All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.10                     Governing Law; Submission to Jurisdiction; Venue.

(a)                                  THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA.

(b)                                 THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NORTH CAROLINA SITTING IN MECKLENBURG COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NORTH CAROLINA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  THE BORROWER AND EACH OTHER CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.1.  NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e)                                  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.11                     Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect  to the illegal, invalid or unenforceable provisions.

11.12                     Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.13                     Binding Effect; Termination.

(a)                                  This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by the Borrower, the Guarantors and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and assigns.

(b)                                 The term of this Credit Agreement shall commence on the effective date pursuant to subsection (a) above and shall continue until no Loans, LOC Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding and until all of the Commitments hereunder shall have expired or been terminated.

11.14                     Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliate’s respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (g) with the consent of the Borrower; and (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.15                     USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.16                     Notice by Borrower regarding Nonpublic Information.

The Borrower hereby notifies each Lender that the trading of the Capital Stock of the Borrower based on non-public information, including non-public information furnished by the Borrower pursuant to Sections 7.1 and 7.2 hereof, is a violation of securities laws.

11.17                     Consent to Security Interest in Deposit Accounts.

(a)                                  Each Lender (including each Lender that becomes a party hereto after the Closing Date) acknowledges and consents to the grant of the security interest pursuant to the Security Agreement in all deposit accounts now or hereafter maintained by any Credit Party with such Lender.

(b)                                 Each Lender (including each Lender that becomes a party hereto after the Closing Date) acknowledges and agrees that with respect to all deposit accounts now or hereafter maintained by any Credit Party with such Lender, (i) prior to receipt by such Lender of a Control Notice (as defined in clause (ii) below), the Credit Parties shall be permitted full access to such depository accounts and all amounts held in such depository accounts and (ii) during the existence of an Event of Default, (A) the Administrative Agent may, immediately and without prior notice to the Credit Parties, provide written notice to such Lender (each a “Control Notice”) directing such Lender to pay over to the Administrative Agent all amounts in such depository accounts and (B) after receipt of a Control Notice, such Lender shall comply with instructions originated by the Administrative Agent without further consent by any Credit Party.  The Administrative Agent shall apply such amounts paid over to the Secured Obligations in accordance with Section 3.15 without prior notice to or the consent of the Credit Party in whose name the account is held or any other Credit Party or person

(c)                                  The acknowledgment, consent and agreements of each Lender (including each Lender that becomes a party hereto after the Closing Date) in this Section 11.17 shall survive the assignment by such Lender of all or any portion of its rights and obligations under this Credit Agreement.

11.18                     Conflict.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	ADVANCE AMERICA, CASH ADVANCE CENTERS, INC.,
a Delaware corporation

By:
	Name:	John T. Egeland
	Title:	President

GUARANTORS:	AARC, INC.,
a Delaware corporation

By:
	Name:	Dan C. Breeden, Jr.
	Title:	President

ADVANCE AMERICA SERVICING OF ARKANSAS, INC.,
a Delaware corporation
ADVANCE AMERICA SERVICING OF INDIANA, INC.,
a Delaware corporation
ADVANCE AMERICA LEASING SERVICES, INC.,
a Delaware corporation

By:
	Name:	John T. Egeland
	Title:	President of each of the foregoing

AAIC, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF ALABAMA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF ALASKA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF ARIZONA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF ARKANSAS, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF CALIFORNIA, LLC,
a Delaware limited liability company
ADVANCE AMERICA, CASH ADVANCE CENTERS OF COLORADO, LLC,
a Delaware limited liability company
ADVANCE AMERICA, CASH ADVANCE CENTERS OF CONNECTICUT, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF DELAWARE, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF DISTRICT OF
COLUMBIA, INC., a Delaware corporation

By:
	Name:	William M. Webster IV
	Title:	President of each of the foregoing

[Signature Pages Continue]

ADVANCE AMERICA, CASH ADVANCE CENTERS OF FLORIDA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF GEORGIA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF HAWAII, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF IDAHO, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF ILLINOIS, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF INDIANA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF IOWA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF KANSAS, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF KENTUCKY, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF LOUISIANA, LLC,
a Delaware limited liability company
ADVANCE AMERICA, CASH ADVANCE CENTERS OF MAINE, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF MARYLAND, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF MASSACHUSETTS, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF MICHIGAN, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF MINNESOTA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF MISSISSIPPI, LLC,
a Delaware limited liability company
ADVANCE AMERICA, CASH ADVANCE CENTERS OF MISSOURI, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF MONTANA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF NEBRASKA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF NEVADA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF NEW HAMPSHIRE, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF NEW JERSEY, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF NEW MEXICO, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF NEW YORK, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF NORTH CAROLINA, INC., a Delaware corporation

By:
Name:	William M. Webster IV
Title:	President of each of the foregoing

[Signature Pages Continue]

ADVANCE AMERICA, CASH ADVANCE CENTERS OF NORTH DAKOTA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF OHIO, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF OKLAHOMA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF OREGON, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF PENNSYLVANIA, LLC,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF RHODE ISLAND, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF SOUTH CAROLINA, INC., a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF SOUTH DAKOTA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF TENNESSEE, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF TEXAS, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF UTAH, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF VERMONT, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF VIRGINIA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF WASHINGTON, LLC,
a Delaware limited liability company
ADVANCE AMERICA, CASH ADVANCE CENTERS OF WEST VIRGINIA, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF WISCONSIN, INC.,
a Delaware corporation
ADVANCE AMERICA, CASH ADVANCE CENTERS OF WYOMING, INC.,
a Delaware corporation
ADVANCE AMERICA SERVICING OF GEORGIA, INC.,
a Delaware corporation
MCKENZIE CHECK ADVANCE OF ALABAMA, L.L.C.,
a Tennessee limited liability company
MCKENZIE CHECK ADVANCE OF ARKANSAS, LLC,
a Tennessee limited liability company
MCKENZIE CHECK ADVANCE OF COLORADO, LLC,
a Tennessee limited liability company

By:
Name:	William M. Webster IV
Title:	President of each of the foregoing

[Signature Pages Continue]

MCKENZIE CHECK ADVANCE OF INDIANA, LLC,
a Tennessee limited liability company
MCKENZIE CHECK ADVANCE OF IOWA, L.L.C.,
a Tennessee limited liability company
MCKENZIE CHECK ADVANCE OF KANSAS, LLC,
a Tennessee limited liability company
MCKENZIE CHECK ADVANCE OF MISSISSIPPI, LLC,
a Tennessee limited liability company
MCKENZIE CHECK ADVANCE OF MISSOURI, L.L.C.,
a Tennessee limited liability company
MCKENZIE CHECK ADVANCE OF NEBRASKA, LLC,
a Tennessee limited liability company
MCKENZIE CHECK ADVANCE OF NEW JERSEY, L.L.C.,
a Tennessee limited liability company
MCKENZIE CHECK ADVANCE OF OHIO, LLC,
a Tennessee limited liability company
MCKENZIE CHECK ADVANCE OF OREGON, LLC,
a Tennessee limited liability company
MCKENZIE CHECK ADVANCE OF WASHINGTON, L.L.C.,
a Tennessee limited liability company
MCKENZIE CHECK ADVANCE OF WISCONSIN, LLC,
a Tennessee limited liability company
NCAS OF DELAWARE, LLC,
a Delaware limited liability company
NCAS OF NEW JERSEY, LLC,
a Delaware limited liability company

By:
Name:	William M. Webster IV
Title:	President of each of the foregoing

ADVANCE AMERICA MONEY.COM, INC.,
a Delaware corporation

By:
Name:
Title:

[Signature Pages Continue]

ADVANCE AMERICA SERVICING OF TEXAS, L.P.,
a Texas limited partnership

By:	ADVANCE AMERICA, CASH ADVANCE CENTERS OF TEXAS, INC.,
a Delaware corporation and its general partner

By:
Name:	William M. Webster IV
Title:	President

[Signature Pages Continue]

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Signature Pages Continue]

LENDERS:	BANK OF AMERICA, N.A., as a Lender

By:
	Name:	Scott K. Mitchell
	Title:	Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

US BANK NATIONAL ASSOCIATION

By:
Name:
Title:

WELLS FARGO BANK, N.A.

By:
Name:
Title:

NATIONAL CITY BANK OF PENNSYLVANIA

By:
Name:
Title:

NATIONAL BANK OF SOUTH CAROLINA

By:
Name:
Title:

CAROLINA FIRST BANK

By:
Name:
Title:

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:
Name:
Title:

[Signature Pages Continue]

BRANCH BANKING AND TRUST COMPANY

By:
Name:
Title:

TEXAS CAPITAL BANK, NA

By:
Name:
Title: